AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR DATED MAY 18, 2023

Cloudastructure, Inc.

150 SE 2nd Ave, Suite 300

Miami, FL 33131

www.cloudastructure.com

(650) 644 4160

UP TO 12,898,105 UNITS, EACH CONSISTING OF 2 SHARES OF CLASS A COMMON STOCK AND 1

WARRANT TO PURCHASE 1 SHARE OF CLASS A COMMON STOCK

UP TO 40,741,422 SHARES OF CLASS A COMMON STOCK, INCLUDING SHARES ISSUABLE UPON

EXERCISE OF WARRANTS

SEE “SECURITIES BEING OFFERED” AT PAGE 38

MINIMUM INVESTMENT FOR UNITS: 125 Units ($250)

We are offering a maximum of 12,898,105 Units. Each Unit consists of 2 shares of Class A Common Stock of the Company, and 1 warrant to purchase 1 share of Class A Common Stock of the Company at an exercise price of $1.50 per share, subject to adjustment (each, a “2022 Warrant”). The Units will be sold at a price of $2.00 per Unit. The shares of Class A Common Stock and the 2022 Warrants that are components of the Units will be immediately separable and issued separately but will be purchased together. In addition, we are also qualifying for issuance up to 13,149,160 shares of Class A Common Stock issuable upon exercise of the 2022 Warrants, as well as up to 27,782,751 shares of Class A Common Stock issuable upon exercise of outstanding warrants of the Company issued in a previous offering under Regulation A (the “2020 Warrants” and the “2021 Warrants”, and, together with the 2022 Warrants, the “Warrants”). The Warrants are exercisable within 18 months from the date of issuance, when they expire.

	Total Offered	Price to Public	Broker-Dealer discount and commissions (2)	Proceeds to issuer (3)
Units	12,898,105	$2.00	$257,962.10	$25,538,247.90
Class A Common Stock Issuable upon Exercise of 2022 Warrants (4)	13,149,160	$1.50	$–	$19,723,740.00
Class A Common Stock Issuable upon Exercise of 2021 Warrants (4)	1,479,583	$0.90	$–	$1,331,624.70
Class A Common Stock Issuable upon Exercise of 2020 Warrants (4)	226,769	$0.75	$–	$170,076.75
Total Maximum (1)	–	$47,021,651.45	$257,962.10	$46,763,689.35	(3)

__________________

(1)	Subject to a rolling 12-month maximum offering amount of $75 million.

(2)	The Company has engaged JumpStart Securities, LLC, member FINRA/SIPC (“JumpStart Securities”), to perform administrative and compliance related functions in connection with this Offering, but not for underwriting or placement agent services. This represents the 1% commission that JumpStart Securities will earn on sales of Units in this Offering. The Company will not pay a commission to JumpStart Securities in connection with the exercise of any of the Warrants. See “Plan of Distribution” for details.

(3)	Does not include expenses of the offering other than commissions payable to JumpStart Securities. The Company expects that, not including state filing fees, the minimum amount of expenses of the offering that we will pay will be approximately $1,228,582. In the event that the maximum offering amount is sold, the Company anticipates the total offering expenses will be approximately $4,869,329, not including state filing fees.

(4)	Represents the exercise price of the Warrant.

This offering (the “Offering”) will terminate at the earlier of the date at which the maximum offering amount has been sold, and the date at which the Offering is earlier terminated by the Company, in its sole discretion. At least every 12 months after this Offering has been qualified by the United States Securities and Exchange Commission (the “Commission”), the Company will file a post-qualification amendment to include the Company’s recent financial statements. The Offering is being conducted on a best-efforts basis without any minimum target. The Company may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be available to the Company.

Each holder of our Class A Common Stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders. Holders of our Class A Common Stock will vote on all matters (including the election of directors) submitted to vote or for the consent of the stockholders of Cloudastructure, Inc.

INVESTING IN THE SECURITIES OF CLOUDASTRUCTURE IS SPECULATIVE AND INVOLVES SUBSTANTIAL RISKS. YOU SHOULD PURCHASE THESE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE “RISK FACTORS” BEGINNING ON PAGE 8 TO READ ABOUT THE MORE SIGNIFICANT RISKS YOU SHOULD CONSIDER BEFORE BUYING THE SECURITIES OF THE COMPANY.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

Sales of these securities commenced on approximately May 19, 2022.

The Company is following the “Offering Circular” format of disclosure under Regulation A.

In the event that we become a reporting Company under the Securities Exchange Act of 1934, we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Implications of Being an Emerging Growth Company”.

In this Offering Circular, the term “Cloudastructure”, “we”, “us”, “our” or the “Company” refers to Cloudastructure, Inc.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE”, “PROJECT”, “BELIEVE”, “ANTICIPATE”, “INTEND”, “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

4

SUMMARY

Overview

Cloudastructure was incorporated under the laws of the State of Delaware on March 28, 2003. Cloudastructure provides cloud-controlled physical infrastructure to enterprises in the form of video surveillance and access control in a cloud-model. We provide on-premises hardware that talks to a customer’s cameras and doors. Then we host a cloud solution that allows the customer to see their video (live and recorded) and manage which employee’s badge works on which door from anywhere. Since we are in the cloud, we have available computational resources that would be impractical to build and maintain at each customer’s location. These computational resources allow us to provide more advanced AI (artificial intelligence) solutions than are possible in the legacy on-premises model. Such AI solutions include Tagger which tags all objects seen in a video so that users can search by tag (e.g. "person", "vehicle", "animal", etc.). Essentially, we are indexing our customers’ video surveillance and access control data to make for easy search, just like Google indexed the web for easy search.

The Offering

Securities offered:	Maximum of 12,898,105 Units at an offering price of $2.00 per Unit, each Unit consisting of:

	•	2 shares of Class A Common Stock of the Company, par value $0.001 per share (the “Class A Common Stock”); and

	•	1 warrant to purchase 1 share of Class A Common Stock of the Company (the “2022 Warrants”) at an exercise price of $1.50 per share, subject to customary adjustments, over an 18-month exercise period following the date of issuance of the Warrant.

Additionally, the Company is qualifying for issuance up to 12,898,105 shares of Class A Common Stock issuable upon exercise of the 2022 Warrants at an exercise price of $1.50 per share; 2,632,615 shares of Class A Common Stock issuable upon the exercise of 2021 Warrants at an exercise price of $0.90 per share, and, 25,150,136 shares issuable upon the exercise of 2020 Warrants at an exercise price of $0.75 per share, each subject to customary adjustments, over an 18-month exercise period following the date of issuance of the Warrants.

Securities outstanding before the Offering (as of April 30, 2023)
Class A Common Stock	82,556,741
Class B Common Stock	5,138,017 (2)

Securities outstanding after the Offering:
Class A Common Stock	108,352,951 (1)
Class B Common Stock	5,138,017 (2)

(1)	Does not include shares issuable upon exercise of 2022 Warrants being sold in this Offering, or 2020 Warrants and 2021 Warrants. If all Warrant holders exercise their 2022, 2021, and 2020 Warrants, there will be a total of 123,208,463 shares of Class A Common Stock outstanding after this Offering, resulting from the issuance of an additional 40,651,722 shares of Class A Common Stock from the exercise of the Warrants.

(2)	Does not include shares issuable upon the exercise of options pursuant to the Company’s Amended 2014 Option Plan.

5

Implications of Being an Emerging Growth Company

We are not subject to the ongoing reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) because we are not registering our securities under the Exchange Act. Rather, we will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

•	annual reports (including disclosure relating to our business operations for the preceding three fiscal years, or, if in existence for less than three years, since inception, related party transactions, beneficial ownership of the issuer’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the issuer’s liquidity, capital resources, and results of operations, and two years of audited financial statements),

•	semiannual reports (including disclosure primarily relating to the issuer’s interim financial statements and MD&A) and

•	current reports for certain material events.

In addition, at any time after completing reporting for the fiscal year in which our offering statement was qualified, if the securities of each class to which this Offering Statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, we may immediately suspend our ongoing reporting obligations under Regulation A.

If and when we become subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.07 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

•	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

•	will not be required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay”, “say-on-frequency” and “say-on-golden-parachute” votes);

•	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

•	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

•	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards, and hereby elect to do so. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

6

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”), or such earlier time that we no longer meet the definition of an emerging growth company. Note that this Offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the Offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our Common Stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the rules of the Securities and Exchange Commission (the “SEC”). For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Selected Risks Associated with Our Business

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

•	We are a comparatively early-stage company that has incurred operating losses in the past, expects to incur operating losses in the future, and may never achieve or maintain profitability.

•	Our technology continues to be developed, and there is no guarantee that we will ever successfully develop the technology that is essential to our business to a point at which no further development is needed.

•	We may be subject to numerous data protection requirements and regulations.

•	We operate in a highly competitive industry that is dominated by a number of exceptionally large, well-capitalized market leaders and the size and resources of some of our competitors may allow them to compete more effectively than we can.

•	We rely on third parties to provide services essential to the success of our business.

•	We expect to raise additional capital through equity and/or debt offerings to support our working capital requirements and operating losses.

•	The Company is controlled by its officers and directors.

•	This investment is illiquid.

7

RISK FACTORS

The SEC requires the Company to identify risks that are specific to its business and its financial condition. The Company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events, and technological developments (such as cyber-attacks and the ability to prevent such attacks). Additionally, early-stage companies are inherently riskier than more developed companies, and the risk of business failure and complete loss of your investment capital is present. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to Our Company

We have a limited operating history upon which you can evaluate our performance. Accordingly, our prospects must be considered in light of the risks that any new company encounters. Our Company was incorporated under the laws of the State of Delaware on March 28, 2003 as Connexed Technologies Inc. The likelihood of our creation of a successful business must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the growth of a business, operation in a competitive industry, and the continued development of our technology and products. We anticipate that our operating expenses will increase for the near future, and there is no assurance that we will be profitable in the near future. You should consider our business, operations, and prospects in light of the risks, expenses and challenges faced as an emerging growth company.

We have historically operated at a loss, which has resulted in an accumulated deficit. For the fiscal years ended December 31, 2022 and December 31, 2021, we incurred net losses of approximately $11,626,000 and $9,322,000, respectively. There can be no assurance that we will ever achieve profitability. Even if we do, there can be no assurance that we will be able to maintain or increase profitability on a quarterly or annual basis. Failure to do so would continue to have a material adverse effect on our accumulated deficit, would affect our cash flows, would affect our efforts to raise capital and is likely to result in a decline in the value of your investment in our Company.

We anticipate sustaining operating losses for the foreseeable future. It is anticipated that we will sustain operating losses until for the foreseeable future as we expand our team, continue with research and development, and strive to gain customers and gain market share in our industry. Our ability to become profitable depends on our ability to expand our customer base. There can be no assurance that this will occur. Unanticipated problems and expenses are often encountered in offering new products which may impact whether the Company is successful. Furthermore, we may encounter substantial delays and unexpected expenses related to development, technological changes, marketing, regulatory requirements and changes to such requirements or other unforeseen difficulties. There can be no assurance that we will ever become profitable. If the Company sustains losses over an extended period of time, it may be unable to continue in business.

Our technology continues to be developed, and it is unlikely that we will ever develop our technology to a point at which no further development is required. Cloudastructure is developing complex technology that requires significant technical and regulatory expertise to develop, commercialize and update to meet evolving market and regulatory requirements. If we are unable to successfully develop and commercialize our technology and products, it will significantly affect our viability as a company.

8

If our security measures are breached or unauthorized access to individually identifiable biometric or other personally identifiable information is otherwise obtained, our reputation may be harmed, and we may incur significant liabilities. In the ordinary course of our business, we may collect and store sensitive data, including personally identifiable information (“PII”), owned or controlled by ourselves or our customers, and other parties. We communicate sensitive data electronically, and through relationships with multiple third-party vendors and their subcontractors. These applications and data encompass a wide variety of business-critical information, including research and development information, patient data, commercial information, and business and financial information. We face a number of risks relative to protecting this critical information, including loss of access risk, inappropriate use or disclosure, inappropriate modification, and the risk of our being unable to adequately monitor, audit, and modify our controls over our critical information. This risk extends to the third-party vendors and subcontractors we use to manage this sensitive data. As a custodian of this data, Cloudastructure therefore inherits responsibilities related to this data, exposing itself to potential threats. Data breaches occur at all levels of corporate sophistication (including at companies with significantly greater resources and security measures than our own) and the resulting fallout stemming from these breaches can be costly, time-consuming, and damaging to a company’s reputation. Further, data breaches need not occur from malicious attack or phishing only. Often, employee carelessness can result in sharing PII with a much wider audience than intended. Consequences of such data breaches could result in fines, litigation expenses, costs of implementing better systems, and the damage of negative publicity, all of which could have a material adverse effect on our business operations and financial condition.

Privacy and data security laws and regulations could require us to make changes to our business, impose additional costs on us and reduce the demand for our software solutions. Our business model contemplates that we will transmit a significant amount of personal or identifying information through our platform. Privacy and data security have become significant issues in the United States and in other jurisdictions where we may offer our video surveillance solutions. The regulatory framework relating to privacy and data security issues worldwide is evolving rapidly and is likely to remain uncertain for the foreseeable future. Federal, state and foreign government bodies and agencies have in the past adopted, or may in the future adopt, laws and regulations regarding the collection, use, processing, storage and disclosure of personal or identifying information obtained from customers and other individuals. In addition to government regulation, privacy advocates and industry groups may propose various self-regulatory standards that may legally or contractually apply to our business. Because the interpretation and application of many privacy and data security laws, regulations and applicable industry standards are uncertain, it is possible that these laws, regulations and standards may be interpreted and applied in a manner inconsistent with our existing privacy and data management practices. As we expand into new jurisdictions or verticals, we will need to understand and comply with various new requirements applicable in those jurisdictions or verticals.

To the extent applicable to our business or the businesses of our customers, these laws, regulations and industry standards could have negative effects on our business, including by increasing our costs and operating expenses, and delaying or impeding our deployment of new core functionality and products. Compliance with these laws, regulations and industry standards requires significant management time and attention, and failure to comply could result in negative publicity, subject us to fines or penalties or result in demands that we modify or cease existing business practices. In addition, the costs of compliance with, and other burdens imposed by, such laws, regulations and industry standards may adversely affect our customers’ ability or desire to collect, use, process and store personal information using our software solutions, which could reduce overall demand for them. Even the perception of privacy and data security concerns, whether or not valid, may inhibit market acceptance of our software solutions in certain verticals. Any of these outcomes could adversely affect our business and operating results.

9

If our products do not achieve broad acceptance both domestically and internationally, we will not be able to achieve our anticipated level of growth. Our revenues are primarily derived from a Software-as-a-Service (SaaS) model for our products and technology. We also receive some hardware revenue as well as revenue for remote guarding services. We cannot accurately predict the future growth rate or the size of the market for our products and technology. The expansion of the market for our solutions depends on a number of factors, such as:

•	the cost, performance and reliability of our solutions and the products and services offered by our competitors;

•	customers’ perceptions regarding the benefits of cloud-based video surveillance solutions;

•	public perceptions regarding the intrusiveness of these solutions and the manner in which organizations use biometric and other identity information collected;

•	public perceptions regarding the confidentiality of private information;

•	proposed or enacted legislation related to privacy of information

•	customers’ satisfaction our cloud-based video surveillance systems; and

•	marketing efforts and publicity regarding our video surveillance solutions.

Even if our products and technology gains wide market acceptance, our solutions may not adequately address market requirements and may not continue to gain market acceptance. If cloud-based video surveillance solutions generally or our solutions specifically do not gain wide market acceptance, we may not be able to achieve our anticipated level of growth and our revenues and results of operations would suffer.

We operate in a highly competitive industry that is dominated by multiple very large, well-capitalized market leaders and is constantly evolving. New entrants to the market, existing competitor actions, or other changes in market dynamics could adversely impact us. The level of competition in the security industry is high, with multiple exceptionally large, well-capitalized competitors holding a majority share of the market, such as Tyco, Honeywell, Stanley, and Johnson Controls. Many of the companies in the video surveillance market have longer operating histories, larger customer bases, significantly greater financial, technological, sales, marketing, and other resources than we do. At any point, these companies may decide to devote their resources to creating a competing technology solution which will impact our ability to maintain or gain market share in this industry. Further, such companies will be able to respond more quickly than we can to new or changing opportunities, technologies, standards, or client requirements, more quickly develop new products or devote greater resources to the promotion and sale of their products and services than we can. Likewise, their greater capabilities in these areas may enable them to better withstand periodic downturns in the video surveillance industry and compete more effectively on the basis of price and production. In addition, new companies may enter the markets in which we compete, further increasing competition in the video surveillance industry.

We believe that our ability to compete successfully depends on a number of factors, including the type and quality of our products and the strength of our brand names, as well as many factors beyond our control. We may not be able to compete successfully against current or future competitors, and increased competition may result in price reductions, reduced profit margins, loss of market share and an inability to generate cash flows that are sufficient to maintain or expand the development and marketing of new products, any of which would adversely impact our results of operations and financial condition.

10

Successful infringement claims against us could result in significant monetary liability or prevent us from selling some of our products. We believe our products and technology may be highly disruptive to a very large and growing market. Our competitors are well capitalized with significant intellectual property protection and resources and they (and/or patent trolls) may initiate infringement lawsuits against our Company. Such litigation could be expensive and could also prevent us from selling our products, which would significantly harm our ability to grow our business as planned.

In order for the Company to compete and grow, it must attract, recruit, retain and develop the necessary personnel who have the needed experience. Recruiting and retaining highly qualified personnel, consultants and advisors is critical to our success. These demands may require us to hire additional personnel, consultants and advisors and will require our existing management personnel to develop additional expertise. We face intense competition for personnel, consultants and advisors. The failure to attract and retain personnel, consultants and advisors or to develop such expertise could delay or halt the development and commercialization of our product candidates. If we experience difficulties in hiring and retaining personnel in key positions, or in hiring consultants and advisors, we could suffer from delays in product development, loss of customers and sales and diversion of management resources, which could adversely affect operating results. Our consultants and advisors may be employed by third parties and may have commitments under consulting or advisory contracts with third parties that may limit their availability to us.

We rely on other companies to provide certain hardware and software for our products. We depend on these suppliers and subcontractors to meet our contractual obligations to our customers and conduct our operations. While we are not dependent on any one supplier for any of our hardware or software, our ability to meet our obligations to our customers may be adversely affected if suppliers or subcontractors do not provide the agreed-upon supplies or perform the agreed-upon services in compliance with customer requirements and in a timely and cost-effective manner. Likewise, the quality of our products may be adversely impacted if companies to whom we delegate manufacture of major components or subsystems for our products, or from whom we acquire such items, do not provide major components and subsystems which meet required specifications and perform to our and our customers’ expectations. If we encounter problems with one or more of these parties and they fail to perform to expectations, it could have a material adverse impact on the Company.

We plan to implement new lines of business or offer new products and services within existing lines of business.  We plan on introducing new computer vision algorithms, or improving existing ones, such as face recognition and object detection, that must be executed at sustainable computational costs. We also plan on introducing machine learning algorithms that combine information from both access control and video surveillance systems. There are substantial risks and uncertainties associated with these efforts, both in the development of these new products and services, as well as the execution and delivery of these products and services to our customers. We may invest significant time and resources into these endeavors, and there is no guarantee we will be successful in our development and/or launch of such products and services. Initial timetables for the introduction and development of such new products or services may not be achieved and price and profitability targets may not prove feasible. We may not be successful in introducing these new products and services in response to industry trends or developments in technology, or those new products may not achieve market acceptance. As a result, we could lose business, be forced to price products and services on less advantageous terms to retain or attract clients, or be subject to cost increases. As a result, our business, financial condition or results of operations may be adversely affected.

Our future success is dependent on the continued service of our small management team. Four directors and four executive officers provide leadership to Cloudastructure. One of our directors is also an executive officer of the Company. Our success is dependent on their ability to manage all aspects of our business effectively. Because we are relying on our small management team, we lack certain business development resources that may hurt our ability to grow our business. Although we intend to grow our management team, there is no guarantee that newly added management team members will contribute to Cloudastructure as we hope. Any loss of key members of our executive team could have a negative impact on our ability to manage and grow our business effectively. We do not have employment agreements with any members of our senior management team, nor do we maintain a key person life insurance policy on any of the members of our senior management team. As a result, we would have no way to cover the financial loss if we were to lose the services of our directors or officers.

11

Any valuation at this stage is difficult to assess. Our valuation was established internally. Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private companies, especially early-stage companies, is difficult to assess and you may risk overpaying for your investment if you invest in our Offering.

A pandemic, epidemic or outbreak of an infectious disease in the United States may adversely affect our business. In December 2019, a novel strain of coronavirus, COVID-19, was identified in Wuhan, China. This virus continues to spread globally and has spread throughout the globe, including the United States. The spread of an infectious disease, including COVID-19, may result in the inability of our suppliers to deliver components to us on a timely basis, or our service providers to continue providing services in an effective manner. Further, the spread of a disease such as COVID-19 could lead to unfavorable economic conditions, which would adversely impact our operations. The extent to which the coronavirus impacts our business will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and the actions to contain the coronavirus or treat its impact, among others.

Certain acquisitions could adversely affect our financial results. We may pursue strategic acquisitions as part of our business strategy. There is no assurance that we will be able to find suitable acquisition candidates or be able to complete acquisitions on favorable terms, if at all. We may also discover liabilities or deficiencies associated with any companies acquired that were not identified in advance, which may result in unanticipated costs. The effectiveness of our due diligence review and ability to evaluate the results of such due diligence may depend upon the accuracy and completeness of statements and disclosures made or actions taken by the target companies or their representatives. As a result, we may not be able to accurately forecast the financial impact of an acquisition transaction, including tax and accounting charges. In addition, we may not be able to successfully integrate acquired businesses and may incur significant costs to integrate and support acquired companies. Any of these factors could adversely affect our financial results.

Our business may be adversely impacted by additional leverage in connection with acquisitions. As stated above, we may pursue strategic acquisitions as part of our business strategy. If we are able to identify acquisition candidates, such acquisitions may be financed with a substantial amount of additional indebtedness. Although the use of leverage presents opportunities to increase our profitability, it has the effect of potentially increasing losses as well. If income and appreciation from acquisitions acquired through debt are less than the cost of the debt, the total return will decrease. Accordingly, any event which adversely affects the value of an acquisition will be magnified to the extent we are leveraged and we could experience losses substantially greater than if we did not use leverage.

Increased indebtedness could also make it more difficult for us to satisfy our obligations with respect to any other debt agreements, increase our vulnerability to general adverse economic and industry conditions and require that a greater portion of our cash flow be used to pay indebtedness, which would reduce the availability of cash available for other purposes, and limit our flexibility in planning for, or reacting to, changes in our business and our industry. Our failure to comply with our covenants under such indebtedness could result in an event of default that, if not cured or waived, could result in an acceleration of repayment of other existing indebtedness, which in turn could materially and adversely affect our business and results of operations.

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Risks Related to the Securities in this Offering

This investment is illiquid. There is no currently established market for reselling the securities in this Offering. If you decide that you want to resell these securities in the future, you may not be able to find a buyer. Although the Company intends to apply in the future for quotation of its Common Stock on a national exchange, over-the-counter market, or similar, exchange, there are a number of requirements that the Company may or may not be able to satisfy in a timely manner. Even if we obtain that quotation, we do not know the extent to which investor interest will lead to the development and maintenance of a liquid trading market. You should assume that you may not be able to liquidate your investment for some time or be able to pledge these shares as collateral.

Your ability to transfer your securities may be limited. The Subscription Agreement that investors will enter into, as well as the Warrants, each contain a “market stand-off” provision applicable to shares of the Class A Common Stock in the event of an initial public offering, which may limit or delay an investor’s ability to transfer shares of Class A Common Stock for a period of time surrounding such an offering. See “Securities Being Offered” for further information.

You will incur immediate and substantial dilution in the book value of your shares of Class A Common Stock. You will suffer immediate and substantial dilution in the net tangible book value of the shares of Class A Common Stock that you receive in this Offering. Assuming an offering price of $1.00 per share of Class A Common Stock, and assuming all the Units representing 25,796,210 shares of Class A Common Stock are sold, investors in this Offering will experience dilution of approximately $0.58 per share of Class A Common Stock in net tangible book value of the Class A Common Stock. See the section entitled “Dilution” for further information.

We expect to raise additional capital through equity and/or debt offerings to support our working capital requirements and operating losses. In order to fund our ongoing business operations as well as our growth and development, the Company may need to raise additional funds in the future by offering shares of its Common and/or Preferred Stock, or other equity or debt securities that convert into shares of our capital stock, any of which offerings would dilute the ownership percentage of investors in this Offering. See “Dilution.” Furthermore, if the Company raises debt, the holders of the debt would have priority over holders of our Class A Common Stock, and the Company may accept terms that restrict its ability to incur more debt. We cannot assure you that the necessary funds will be available on a timely basis, on favorable terms, or at all, or that such funds if raised, would be sufficient. The level and timing of future expenditure will depend on a number of factors, many of which are outside our control. If we are not able to obtain additional capital on acceptable terms, or at all, it could adversely impact the Company, its business, development, financial condition, operating results or prospects.

DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the Company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares.

The following table demonstrates the price that new investors are paying for their shares compared to the effective cash price paid by existing stockholders, assuming full conversion of all outstanding stock options and other convertible instruments (SAFE agreements and convertible notes) as of April 30, 2023, and assuming that the price per share of Class A Common Stock sold as a component of a Unit is $1.00 per share. The table presents shares and pricing as issued and reflects all transactions since inception, which gives investors a better picture of what they will pay for their investment compared to the Company’s insiders than just including such transactions for the last 12 months, which is what the SEC requires. The share numbers and amounts in this table assumes (1) exercise of all outstanding options into shares of the Company’s Class B Common Stock at the weighted average exercise price; and (2) exercise of the minimum number of shares of Class A Common Stock that will vest and become issuable upon the exercise of the warrant issued to IPG under the Asset Purchase Agreement (as described further below in this Offering Circular).

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	Dates Issued	Issued Shares	Potential Shares		Total Issued and Potential Shares	Effective Cash Price per Share at Issuance or Potential Conversion
Class A Common Stock	2021-23	82,556,741			82,556,741	$0.493
Class B Common Stock	2008-2021	5,138,017			5,138,017	$0.006	(1)
Outstanding Stock Options 2014 Plan	2020		37,087,000	(2)	37,087,000	$0.004	(3)
Amended 2014 Stock Plan	2022		27,950,103	(2)	27,950,103	$0.310	(3)
Amended 2014 Stock Plan	2022-2023		600,000	(2)	600,000	$0.360	(3)
Warrants issued to IPG (Exercisable for Class A Common Stock)	2022		4,875,000	(4)	4,875,000	$0.360	(5)
Total Common Share Equivalents		87,694,758	70,512,103		158,206,861	$0.325
Additional shares in this Offering(6)		25,796,210			25,796,210	$1.000

Total after inclusion of this Offering		113,490,968	70,512,103		184,003,071	$0.420

________________________________

(1)	This calculation of the effective cash price does not include any consideration to the Company other than cash, as the consideration for certain issuances of Class B Common Stock (such as participation in an accelerator) are difficult to calculate and are therefore excluded from this calculation.

(2)	Represents shares issuable upon vested and unvested options.

(3)	Represents the exercise price of the vested and unvested options.

(4)	Represents the minimum number of shares under the warrant held by IPG that will vest (which, in the Company’s estimation, is the most likely scenario).

(5)	Represents the exercise price of these warrants.

(6)	Does not include shares of Class A Common Stock issuable upon exercise of the 2022 Warrants issuable in this Offering (assuming the maximum offering amount), which could result in the issuance of a maximum of 13,149,160 additional shares of Class A Common Stock at an exercise price of $1.50 per share. Also does not include outstanding 2021 Warrants and 2020 Warrants, which may be exercised for a maximum of 1,479,583 and 226,769 shares of Class A Common Stock, respectively, in this Offering. If the maximum offering is raised, and all 2022, 2021 and 2020 Warrants in this Offering are exercised, an total of 40,651,722 shares of Class A Common Stock would be issued in this Offering.

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Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round or an angel investment), employees exercising stock options, or by conversion of certain instruments (such as convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

•	In June 2022 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

•	In December the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.

•	In June 2023 the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the company has issued (and may issue in the future, and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

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PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

Plan of Distribution

The Company is offering up to 12,898,105 Units on a “best efforts” basis at a price of $2.00 per Unit. Each Unit consists of two (2) shares of Class A Common Stock and one (1) 2022 Warrant to purchase a share of Class A Common Stock. The shares of Class A Common Stock and the 2022 Warrants that are components of the Units will be immediately separable and issued separately but will be purchased together. The minimum subscription is $250, or 125 Units.

Additionally, the Company is qualifying for issuance up to 1,479,583 shares of Class A Common Stock issuable upon the exercise of 2021 Warrants, and 226,769 shares of Class A Common Stock issuable upon the exercise of 2020 Warrants.

Of the 40,741,422 shares of Class A Common Stock available under the Offering Statement of which this Offering Circular forms a part, up to 40,651,722 of such shares are issuable upon exercise of the Warrants. Under Regulation A, the Company may only offer $75 million in Units, Warrants and shares of Class A Common Stock during a rolling 12-month period.

The Company intends to market the shares in this Offering both through online and offline means. Online marketing may take the form of contacting potential investors through electronic media and posting our Offering Circular or “testing the waters” materials on an online investment platform. This Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the Company’s website (www.cloudastructure.com) on a landing page that relates to the Offering, invest.cloudastructure.com.

The Offering will terminate at the earlier of the date at which the maximum offering amount has been sold and the date at which the Offering is earlier terminated by the Company, in its sole discretion.

The Company may undertake one or more closings on an ongoing basis. After each closing, funds tendered by investors will be available to the Company.

The Company has engaged JumpStart Securities, LLC (“JumpStart Securities”), a broker-dealer registered with the SEC and a member of FINRA, to perform administrative and compliance related functions including, but not limited to those described below, in connection with this Offering, but not for underwriting or placement agent services:

•	Market the offering to suitable investors and solicit interest from investors that contact Jumpstart Securities and meet the suitability, sophistication, and purchase criteria for the Offering;
•	Review investor information, including KYC (“Know Your Customer”) data, AML (“Anti Money Laundering”) and other compliance background checks, and provide notice to the Company about inconsistent, incorrect or otherwise problematic information provided by investors to allow the Company to make a decision on whether to accept subscriptions from such investors;

•	Review each investor’s subscription agreement to confirm they are complete and that the investor meets suitability standards, as applicable;

•	Contact and/or notify the Company, if needed, to gather additional information or clarification on an investor;

•	Advise the Company as to permitted investment limits for investors pursuant to Regulation A; and

•	Transmit data to transfer agent as book-entry data for maintaining the Company’s responsibilities for managing investors and for maintaining recordkeeping.

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JumpStart Securities will not provide any investment advice nor any investment recommendations to any investor or potential investor in this Offering.

As compensation for the services listed above, the Company has agreed to pay JumpStart Securities a commission equal to 1% of the amount raised in the Offering from the sale of Units. To the extent there are fees due to FINRA for filings made with respect to the Offering, the Company will be responsible for paying those fees to FINRA directly. Assuming a fully-subscribed offering for the Units, the Company estimates that the total amount payable to JumpStart Securities would be $257,962.10. The Company will not pay a commission to JumpStart Securities in connection with the exercise of the Warrants.

Selling Security holders

No securities are being sold for the account of security holders; all net proceeds of this Offering will go to the Company.

Warrant Agent and Transfer Agent

We have engaged DealMaker Transfer Agent (“DealMaker”) to act as the warrant agent for the Warrants pursuant to a Warrant Agency Agreement. We have also engaged DealMaker to act as our Transfer Agent for the Company’s securities.

Investors’ Tender of Funds

After the SEC has qualified the Offering Statement, the Company will accept tenders of funds to purchase the Common Stock. The Company may close on investments on a “rolling” basis (so not all investors will receive their securities on the same date). Investors may subscribe by tendering funds via ACH, debit or credit card, wire or check. Subscriptions via credit card will be processed via a third-party payment processor integrated with Novation Solutions Inc. o/a DealMaker. The Company estimates that processing fees for credit card subscriptions will be approximately 4.5% of total funds invested per transaction. The Company intends to pay these fees on behalf of investors. Investors should note that processing of checks and credit cards by financial institutions has been impacted by restrictions on businesses due to the coronavirus pandemic. Delays in the processing and closing of subscriptions paid by check may occur, and credit card processing fees may fluctuate. Upon closing, funds tendered by investors will be made available to the Company for its use. The Company estimates that approximately 58% of the gross proceeds raised in this Offering will be paid via credit card. This assumption was used in estimating the payment processing fees included in the total Offering expenses set forth in the “Use of Proceeds” section of this Offering Circular.

In order to purchase the Units being offered, you will be required to subscribe to the Offering at invest.cloudastructure.com and agree to the terms of the Offering and the subscription agreement.

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Upon confirmation that an investor’s funds have cleared, the Company will instruct the Transfer Agent to issue shares to the investor. The Transfer Agent will notify an investor when shares are ready to be issued and the Transfer Agent has set up an account for the investor.

In the event that it takes some time for the Company to raise funds in this Offering, the Company may rely on cash on hand, or may seek to raise funds by conducting a new offering of equity or debt securities.

Provisions of Note in Our Subscription Agreement

Restrictions on Transfer

The subscription agreement that investors will execute in connection with the Offering contains a “market stand-off” provision in the event of a proposed public offering. During the period, not to exceed 180 days, commencing on the effective date of a registration statement relating to the initial public offering (“IPO”) and ending on the date specified by the Company and the managing underwriter of the IPO, investors agree not to transfer any shares of Common Stock, or other securities of the Company held by the investor, or securities convertible or exercisable or exchangeable for Common Stock without the prior written consent of the managing underwriter. Investors agree to execute any agreements as may be reasonably requested by the underwriters of the IPO to effect the market stand-off.

Forum Selection Provisions.

Section 6 of our subscription agreement (which appears as an exhibit to the Offering Statement of which this Offering Circular forms a part) provides that the Court of Chancery in the State of Delaware is the exclusive forum for all actions or proceedings relating to the subscription agreement. However, this exclusive forum provision does not apply to actions arising under the federal securities laws.

Investor Perks

VIP Club. Investors that invest $25,000 or more in the Company will automatically become members of Cloudastructure’s “VIP Club”. Members of our VIP Club will be invited to attend periodic roundtable discussions with members of our Company’s management, where members of our management team will provide updates on the Company to attendees, and attendees will be offered the ability to interact with Cloudastructure’s management team and ask questions. These roundtable discussions will be held at least twice per year, and will be held virtually.

Eligible investors will receive an email notification from the Company notifying them that they are now a member of the VIP Club, and such investors will receive email invitations to attend scheduled roundtable discussions that contain information on how to access these events.

Any amounts previously invested by investors that have not already invested $25,000 or more as of the date of this Offering Circular will count towards reaching the $25,000 milestone to become a member of the VIP Club, should those investors purchase Units and/or exercise Warrants in this Offering.

The Company is unable to determine the cash value, if any, of a VIP Club membership.

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USE OF PROCEEDS TO ISSUER

The maximum gross proceeds we may receive from the sale of our Units in this Offering is $47,021,651 (including the proceeds from exercise of Warrants).

Assuming a maximum raise of $47,021,651, the net proceeds of this Offering would be approximately $42,152,323 after subtracting estimated Offering costs (including legal, accounting, marketing, selling, platform fees, payment processing fees, and other costs incurred in the Offering) of $4,869,329.

Assuming a raise of $35,266,239 (representing 75% of the maximum offering amount), the net proceeds would be approximately $31,610,492

, after subtracting estimated Offering costs (including legal, accounting, marketing, selling, platform fees, payment processing fees, and other costs incurred in the Offering) of $3,655,746.

Assuming a raise of $23,510,826 (representing 50% of the maximum offering amount), the net proceeds would be approximately $21,068,661, after subtracting estimated Offering costs (including legal, accounting, marketing, selling, platform fees, payment processing fees, and other costs incurred in the Offering) of $2,442,164.

Assuming a raise of $11,755,413 (representing 25% of the maximum offering amount), the net proceeds would be approximately $10,526,831, after subtracting estimated Offering costs (including legal, accounting, marketing, selling, platform fees, payment processing fees, and other costs incurred in the Offering) of $1,228,582.

Use of Proceeds	Percentage of Offering Sold
	25%	50%	75%	100%
Sales and Marketing	$2,105,366	$6,320,598	$11,379,777	$17,703,976
Engineering (1)	$4,210,732	$7,374,032	$10,747,567	$13,910,267
Hardware Development	$1,579,025	$2,106,866	$2,528,839	$2,529,139
Research & Development	$1,052,683	$2,528,239	$4,109,364	$5,901,325
Product Development	$1,579,025	$2,738,926	$4,425,469	$6,322,848
General and Administrative and Other Expenses (2)	$4,210,732	$7,374,032	$9,483,148	$10,538,081
TOTAL	$14,786,601	$29,699,702	$44,612,803	$42,152,323

__________________

(1)	Includes proceeds to be used for hardware development, research and development, and product development, broken-out in the rows below.
(2)	Includes payment of salaries to the executive officers and directors of the Company, which includes: $350,000 per year to Rick Bentley, $250,000 per year to Gregory Rayzman, $300,000 per year to Gregory Smitherman, $200,000 per year to Lauren O’Brien, $96,000 per year to Jeff Kirby, $12,000 per year to Ruba Qashu, and $96,000 per year to James McCormick. See “Compensation of Directors and Executive Officers”. The Company may also use a portion of these proceeds in pursuing future acquisition opportunities.

Because the Offering is a “best efforts” offering, we may close the Offering without sufficient funds for all the intended purposes set out above, or even to cover the costs of this Offering.

The Company reserves the right to change the above use of proceeds if management believes it is in the best interests of the Company.

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THE COMPANY’S BUSINESS

Overview

Cloudastructure was incorporated under the laws of the State of Delaware on March 28, 2003. Cloudastructure provides cloud-controlled physical infrastructure to enterprises in the form of video surveillance and access control in a cloud-model. We provide on-premises hardware that talks to a customer’s cameras and doors. Then we host a cloud solution that allows the customer to see their video (live and recorded). Since we are in the cloud, we have available computational resources that would be impractical to build and maintain at each customers' location. These computational resources allow us to provide more advanced AI (artificial intelligence) solutions than are possible in the legacy on-premises model. Such AI solutions include Tagger which tags all objects seen in a video so that users can search by tag (e.g. "person", "vehicle", "animal", etc.). Essentially, we are indexing our customers’ video surveillance and access control data to make for easy search, just like Google indexed the web for easy search.

Our Background

Cloudastructure’s inception was the result of an incident of corporate theft at a previous company of our CEO and founder, Rick Bentley. At his previous venture-backed company in San Francisco during the dot-com boom, someone walked into his company’s headquarters, picked up a laptop with sensitive, confidential data of the company, and walked out the door. Although the company had installed an expensive video surveillance system, someone had unplugged the on-premises system during the theft, and as a result, there was no video of the incident. Systems like these are still the standard today – which is why Cloudastructure believes there is an opportunity to bring innovation and new technology to enhance the field of video surveillance security, and eliminate the weaknesses of today’s standard surveillance systems.

Cloudastructure, Inc. was originally incorporated as “Connexed Technologies, Inc” in 2003, and offered cloud video surveillance systems. On September 1, 2013, Connexed Technologies, Inc. and Reach Systems, Inc., which had been offering cloud access control since 2005, entered into an Asset Purchase Agreement pursuant to Connexed Technologies purchased all of the assets of Reach Systems Inc. The acquisition of Reach System’s Inc.’s assets allowed the Company to recognize the synergies of customer value with the bundling of video surveillance and access control delivered as a cloud-based service. The Company subsequently changed its name to “Cloudastructure, Inc.” on September 28, 2016.

Principal Products and Services

Cloudastructure’s solution centralizes the management of access control and video surveillance. The cloud model allows customers to scale geographically to multiple locations without complicated or insecure network settings. Cloudastructure can support a client’s installation efforts, helping the client get in touch with local installation partners or take turnkey responsibility for delivering the solution seamlessly. The service and support is provided for a monthly subscription, requiring no upfront licensing costs or large capital budgets. As the Company adds more artificial intelligence (e.g. doing what the guard at the front desk does: making sure a face matches the entry badge and that no one "piggybacks" in behind an authorized party without a badge), the Company believes that it will likely be able to increase pricing, in the future, for its cloud-based solution.

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Existing Products and Services

Please see below for a summary of our existing products and services.

Product / Service	Description	Current Market
Cloud Video Surveillance	Video stored in the cloud. Multiplatform (web, phone, tablet) access. Features include playback of recorded video, live view of current video, and object detection / search.	Small, medium and enterprise-sized business, and education markets
Cloud Video Recorder (CVR)

Records video. This device is compatible with existing or new cameras, and stores records and stores data even if not connected to the internet. The device uploads recordings to the cloud and manages bandwidth. It is network secure.

Small, medium and enterprise-sized business, and education markets
Remote Guarding	Live agents monitor live camera views, talk down over a network speaker to interrupt undesired behavior in real time, and alert the owners and/or authorities of any dangerous or suspicious activity.	Small, medium and enterprise-sized business, and education markets
IoT Security	We scan customers’ networks for all things connected to the network and understand the security of the attached products (i.e. default passwords, is latest firmware installed).	Small, medium and enterprise-sized business, and education markets

Our current process is as follows: first, we install our on-premises hardware that interfaces with the customer’s current video surveillance security system. Once installed, we are able to send all the video recorded by the customer’s system to our cloud. Once the video is with us, we have a unique advantage over all on-premises solutions - we can run it all through large GPU's (Graphics Processing Units, faster than CPUs at handling video) that are hosted by third parties running Machine Learning software that can start to see across 100's or 1,000's of cameras better than any single human can. Next, our cloud-based system can index all the objects and faces in the video. This means that the video can be searched by tag: person, animal, vehicle, etc. and even individual faces. Then, when our cloud-based system detects a person, it can attempt to match that person to a face in our database. If we can, we run that through a face recognition system, which allows a search to be conducted to locate a specific person, name, and face. If a customer would also like our Remote Guarding service, we can set up alerts based on a variety of triggers, such as a line being crossed (for example, someone walking into a restricted area), or movement within a designated zone (for example, tracking to see if anyone enters a swimming pool) with alarms set to any period of the day that the customer would like (for example, alerts could be set to detect anyone in the pool between 10PM and 6AM). We have engaged a third-party that provides remote guards to monitor customer alarms and can warn off intruders in real time (if a speaker is installed) or notify the appropriate response group (law enforcement or otherwise, depending upon the situation). This provides the customer with an opportunity for significant savings compared with having an on-location physical guard and allows the remote guard access to all of the video of the property and access to customized alerts. This is what we are currently selling.

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Current higher-level features of our products and services include:

1.	Computer Vision:

a.	Tagger. Generates tags for every object it sees in the video. Things like “animal” or “person” or “vehicle”. Then, we let the customer search by tag. No more watching branches blow or cars drive by for an hour - just search by "person" and see only videos that have people in them.

b.	Face Recognition. Face Recognition tags all videos with faces recognized in them. You can search by known person (e.g. Patrick) or unknown person (e.g. Unknown123). "Hey, that guy right there who attacked that other person ... where else has he been on my campuses?"

c.	Line Crossing: Can send an alert if a line is crossed or movement is detected in a specified area. Can alert the customer if someone enters a restricted or dangerous area.

2.	Mobile applications. Our end user functionality is now available on both iOS and Android platforms.

3.	Remote Guarding. We have deployed a cloud-based Remote Guarding solution to Cloudastructure’s portfolio to complement our AI surveillance system. The Remote Guarding solution leverages the power of AI to make remote guarding more efficient and effective:

a.	Computers watch all the video.

b.	System alerts humans as appropriate.

c.	Humans verify if there is an issue. If there is an issue, then they can:

•	Talk to the people there through a remote speaker.

•	Escalate the response if warranted.

•	Call for emergencies services when required.

Products and Services in Development

1.	Computer Vision.

a.	License Plate Reading. The ability to read license plates and search the video for those license plates.

b.	Computer Vision fundamental technology development

i.	Simultaneously decreasing false positives and false negatives, improving overall accuracy.

ii.	Lower light, lower contrast, lower resolution computer vision abilities.

iii.	Persistent computer vision, whereby previous and future frames in video inform accuracy output of current frame.

c.	Increased granularity in search sensitivity on a per object basis.

d.	Latency. Reducing latency for real time operations like alerts for remote guarding.

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Development Timelines

For all of the above development projects, as well as any other future projects of the Company, timeline to completion and costs are intertwined. The more working capital to which we have access, the faster we can develop. However, the more working capital we have, the more we can expand the feature set of a product or service, which can paradoxically increase the timeline to completion of that product or service. Also, for all development projects, we believe executing them in partnership with at least one customer is superior to developing them without end user input. This means that the initial scope of each project usually cannot be known until there is a complete product specification which involves input from third parties that we do not control, and the final scope cannot be known until there are sufficient testing and feedback cycles that enable all parties to agree the product or service is market ready. Therefore, it is difficult for us to provide exact timelines or costs for any of the above products and services at this time. Nonetheless, we believe most of these projects will be completed in 2023-2024.

Business Model

Cloudastructure operates under a Software-as-a-Service (SaaS) model. We found that we can compete with incumbents in this industry by pricing by the door and camera per year (e.g. $249/year per camera). We make more recurring revenue than they do while still providing a lower TCO (Total Cost of Ownership) to our customers. However, we believe our higher-level AI features will allow us to achieve security guard level pricing - which is much higher than what we charge now. We intend to benefit from this price elasticity.

The Cloudastructure hardware utilizes state of the art technology, delivered at a very competitive price that beats the industry standards and comes with zero maintenance or replacement costs with a lifetime warranty. Cloudastructure’s solution centralizes the management of access control with video monitoring and allows customers to scale geographically to multiple locations.

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Distribution

Cloudastructure’s services require a physical installation of our on-premises hardware at the client’s desired location. Cloudastructure facilitates this installation – either delivering a turnkey solution to the client itself, or helping the client get in touch with local installation partners to make sure the process is handled smoothly. The service and support is provided for a monthly subscription, requiring no upfront licensing costs or capital budgets.

The Market

Cloudastructure considers itself to be in the video surveillance industry. According to a March 2023 report titled “Global Video Surveillance Industry Research Report, In-Depth Analysis Of Current Status And Outlook Of Key Countries – 2023-2028” published by Absolute Reports, the global Video Surveillance market looks promising in the next 5 years. As of 2022, the global Video Surveillance market was estimated at $36.4 billion, and is anticipated to reach $112.1 billion in 2028, with a CAGR of 20.6% during the forecast years. Video surveillance systems can be used in nearly any environment. Security and surveillance are required for all organizations worldwide. Governments, enterprises, financial institutions, and healthcare organizations alike are all expected and required to have a certain level of security and monitoring measures. As a result, there has been an increase in the demand for security applications such as video surveillance to monitor and record borders, ports, transportation infrastructure, corporate houses, educational institutes, public places, buildings, and others, which is expected to drive the video surveillance market growth globally.

The increase in demand for security systems has also resulted in an increased demand for more advanced systems, such as Internet Protocol cameras, or IP cameras, which receive control data and send image data via the Internet. They are commonly used for surveillance but unlike analog closed-circuit television (CCTV) cameras, they require no local recording device, only a local area network. IP security cameras send their signal over a network, allowing greater information transfer than an analog signal. A growth in transition from analog surveillance to IP cameras and integration of internet-of-things has fueled the growth of the video surveillance market size. However, factors such as high investment cost in data storage technologies and lack of professional expertise in handling IP cameras have hampered the market growth.

With its technological solutions that address problems historically faced in the video surveillance industry, Cloudastructure intends to capitalize on this growing need for sophisticated surveillance systems, targeting small, medium, and enterprise-sized businesses in any industry or market.

Competition

The Company’s primary competitors include Eagle Eye Networks, Avigilon, Verkada, Genetec, Milestone, Bosch, Tyco, Honeywell, and Siemens. The markets for the Company’s products and services are highly competitive and the Company is confronted by aggressive competition in all areas of its business. These markets are characterized by frequent product introductions and rapid technological advances that have substantially increased the capabilities and use of artificial intelligence security and cloud based video surveillance.

Principal competitive factors important to the Company include price, product features, relative price/performance, product quality and reliability, design innovation, a strong third-party software and accessories ecosystem, marketing and distribution capability, service and support and corporate reputation.

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Employees

As of April 30, 2023, the Company had 20 full-time employees and 3 part-time employees.

The Company generally enters into agreements with its employees that contain confidentiality provisions to control access to, and invention or work product assignment provisions to clarify ownership of, our proprietary information.

Outsourcing

We currently outsource a number of key functions of the Company to third parties, including some software development, accounting, legal and payroll. We also have engaged a third-party that provides us with personnel to act as remote guards – i.e. individuals that monitor our live camera views, talk down over a network speaker to interrupt undesired behavior in real time, and alert the owners and/or authorities of any dangerous or suspicious activity, for customers that engage us for these services. We pay this provider on a monthly basis, and we are charged a flat-fee per month based on the number of full-time remote guards provided to us that month. The contract is cancellable upon 60 days’ notice. There are many such companies that provide similar outsourcing services.

In addition, we host our services on Google and Amazon’s cloud platforms. There are a number of alternative cloud providers that we could utilize, to instead host, such as Microsoft or Digital Ocean, if it became necessary – or we could put our own computers up in a co-location facility to achieve the same result.

Key Customers

For the year ended December 31, 2022, Stanford University accounted for 37% and CONAM Management Corp. accounted for 16% of our revenues. As with our other customers, we provide our services to these customers on an at-will basis, with no formalized agreement governing the terms of our services in place. We are continuing to develop other customer relationships and, while we value the relationship with these particular customers highly, management believes we are not substantially financially dependent on our relationship with these customers, or any other particular customer of the Company. Our ideal customer is an enterprise business with multiple locations for our security systems.

Suppliers

We currently utilize third-party suppliers of computers (specifically, x86 models) onto which we install software, ours and third parties’, to turn them into our Cloud Video Recorders (CVRs). To date, we have bought computers, or parts to assemble computers, primarily through Amazon, Exxact, and Newegg, but there are a large number of suppliers that we could source from for these computers should we have to source from alternative providers for any reason.

Strategic Acquisitions

Our core focus is to grow Cloudastructure organically. However, we may selectively evaluate strategic acquisition opportunities that would allow us to expand our footprint, broaden our client base and deepen our product and service offerings. We believe that there are meaningful synergies that result from acquiring small companies that provide unique solutions and opportunities for our Company and its clients. Integrating these solutions into our broader technology and client base and integrating acquisitions into our plan of operations may potentially result in revenues and cost synergies. As of the date of this Offering Circular, we have completed two acquisitions businesses, which we describe below. We continue to look for opportunities in this regard.

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Visionful

On February 4, 2022, the Company completed the acquisition of substantially all of the assets and assumed certain stated liabilities of Visionful Holding Inc., a Delaware corporation (“Visionful”). The Company, Visionful and the sole stockholder of Visionful entered into an asset purchase agreement dated December 30, 2021, as amended as of February 1, 2022 (the “Visionful Purchase Agreement”). The asset acquisition was deemed completed by the parties as of February 1, 2022.

Under the terms of the Visionful Purchase Agreement, at the closing of the Visionful Purchase Agreement (the “Closing”), the Company paid to Visionful (i) $282,662 in cash and (ii) 293,062 shares of Class A Common Stock.

The Visionful Purchase Agreement provided for additional cash and equity payments to Visionful if certain conditions were met – however, those conditions were not met, and as such, the cash and equity payments to Visionful at the Closing comprise the only consideration due to Visionful under the Visionful Purchase Agreement. A copy of the Visionful Purchase Agreement is filed as exhibit 6.9 to the offering statement of which this offering circular forms a part.

Visionful is a company that offers a smart parking solution for transit providers, as well as commercial companies, hospitals, airports, universities and municipalities who are looking to better understand their parking usage and manage parking efficiency. We believe this acquisition will add an exciting new License Plate Recognition and analytic component to our cloud-based video surveillance platform. Harmonious with Cloudastructure’s security platform, Visionful’s advanced License Plate Recognition features can be integrated with public safety API’s to alert security personnel to the presence of bad actors on their campuses. The feature provides a unique and vital differentiator between Cloudastructure’s award-winning video surveillance platform and that of competitors, which we hope will lead to more opportunities for our Company.

Infrastructure Proving Grounds

On July 8, 2022 the Company completed the acquisition of Infrastructure Proving Grounds (IPG), an internet of things (IoT) cybersecurity company, pursuant to an Asset Purchase Agreement of same date (a copy which is filed as exhibit 6.11 to the offering statement of which this offering circular forms a part). IPG produces the award-winning GearBox IoT security tool. GearBox combines a durable appliance with simple execution to allow industrial operators the insight they need to secure their infrastructure. GearBox provides cybersecurity and performance metrics to some of the nation's most critical infrastructure including utilities, commercial buildings, healthcare and transportation. The acquisition adds an important new layer of cybersecurity to the Company’s rapidly expanding physical and cybersecurity platform.

At the closing of the Asset Purchase Agreement, the Company paid to IPG $250,000 in cash, and issued a warrant to IPG exercisable for a maximum of 21,250,000 shares of Class A Common Stock at a strike price of $0.36 per share, depending on whether certain performance metrics set forth in the warrant are met (a form of which is included as exhibit 3.3 to the offering statement of which this offering circular forms a part). 3,750,000 shares became exercisable under the warrant upon completion of the acquisition, which are all of the shares that have vested to date under the warrant. If none of the performance metrics are met, a minimum of 1,125,000 additional shares will become exercisable under the warrant, for a total of 4,875,000 shares exercisable under the warrant.

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Regulation

Our business is not currently subject to any licensing requirements in any jurisdiction in which we operate. This does not mean that licensing requirements may not be introduced in one or more jurisdiction in which we operate, and such requirements could be burdensome and/or expensive or even impose requirements that we are unable to meet.

We are subject to a number of U.S. federal and state laws and regulations that involve matters central to our business. These laws and regulations involve privacy, data protection, and other subjects. Many of the laws and regulations to which we are subject are still evolving and being tested in courts and could be interpreted in ways that could harm our business. In addition, the application and interpretation of these laws and regulations are often uncertain, particularly in the new and rapidly evolving industry in which we operate.

Intellectual Property

The Company does not have any patents or trademarks on which it relies. We have filed initial patent applications and continue to develop proprietary IP.

We rely on confidentiality procedures, contractual commitments, and other legal rights to establish and protect our intellectual property. We generally enter into agreements with our employees and consultants that contain confidentiality provisions to control access to, and invention or work product assignment provisions to clarify ownership of, our proprietary information.

Litigation

From time to time, the Company may be involved in a variety of legal matters that arise in the normal course of business. The Company is not currently involved in any litigation, and its management is not aware of any pending or threatened legal actions relating to its intellectual property, conduct of its business activities, or otherwise that would have a material adverse effect on the Company's business, results of operations and financial condition.

Property

The Company does not currently lease or own any physical premises other than the following: The Company currently uses 150 SE 2nd Ave, Suite 300, Miami FL 33131 as a mailing address. The Company also maintains a small, two desk, office at 12277 Soaring Way Suite 300-C Truckee, CA 96161. The Company signed a 2-year lease for space at 655 Skyway Road, San Carlos, CA 94070 for $6,514 per month, which we intend to serve as development offices for our Company. The Company signed a 1 year lease on a house in Redwood City, CA serve as an office space, garage laboratory, and to provide visiting employees a place to stay avoiding the very high Bay Area hotel prices for $5,600 per month. However, the Company’s operations are generally conducted remotely through a third-party provider.

Recent Developments

Cloudastructure received subpoenas from the U.S. Securities and Exchange Commission, in a matter captioned In the Matter of Certain Reg-A Issuers. The subpoenas seek documents from January 1, 2018 through March 24, 2023. The Company is cooperating with the investigation and intends to produce documents in response to the subpoena. The Company can offer no assurances as to the outcome of this investigation or its potential effect, if any, on the Company.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations for the fiscal years ended December 31, 2022 and December 31, 2021 should be read in conjunction with our financial statements and the related notes included in this Offering Circular. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.

Overview

Cloudastructure, Inc. is a corporation organized under the laws of the State of Delaware. The Company is headquartered in Florida. The Company is a technology retailer that focuses on intelligent devices and software for physical security applications.

Basis of Presentation

Net Revenues. Net revenues consist of revenue recognized from subscriptions contracts, door and video services, installation services, and sales of controllers and recorders.

Cost of Goods Sold. Cost of goods sold consists of hosting costs, the costs of equipment sold, installation costs and the costs of the operations department.

Operating Expenses.  Operating expenses consist of general and administrative expenses, which are primarily salaries, professional fees, consulting costs and expenses related to the administrative functions of the Company, research and development expenses, which consist primarily of product development costs and salaries, and sales and marketing expenses, which represent public relations, advertising and direct marketing costs, as well as the associated personnel costs.

Results of Operations

For the years ended December 31, 2022 and 2021

Net Revenues. The Company’s net revenues for the year ended December 31, 2022 were approximately $488,000 compared to approximately $421,000 for the year ended December 31, 2021 – an increase of $77,000. This increase in revenue is primarily the result of expanding our customer base in 2022. While our Company had a modest increase in revenue in 2022, the Company also saw a significant drop in cost of goods sold, from approximately $937,000 for the year ended December 31, 2021 to approximately $774,000 for the year ended December 31, 2022. This decrease was primarily a result cost saving measures adopted by the Company, such as a reduction in the use of outside consultants, and a reduction in the Company’s workforce in 2022. As a result, the Company’s gross profits increased by 45%, from a loss of $514,000 for the year ended December 31, 2021 to a loss of only $286,000 for the year ended December 31, 2022.

Operating Expenses. The Company’s operating expenses for the year ended December 31, 2022 were approximately $11,144,000 compared to $8,030,000 for the year ended December 31, 2021 – an increase of approximately $3,114,000. The largest component of operating expenses in 2022 was general and administrative expenses, which were approximately $3,901,000 for the year ended December 31, 2022 compared to $3,092,000 for the year ended December 31, 2021. General and administrative expenses increased mainly due to an increase in non-cash based compensation related to options that vested in 2022, and replacing outside consultants with full-time employees. The next largest component of operating expenses in 2022 was research & development expenses, which increased significantly in 2022 from $1,580,000 in 2021 to approximately $3,663,000 in 2022, primarily due to significant investment in technology development primarily focused on the development of our new remote guarding service and additional artificial intelligence and machine learning functionality, non-cash based compensation related to options that vested in 2022 that were issued to members of our implementation team (who are responsible for overseeing the installation and management of our products and services), and an increase in the number of employees in our implementation team, which we accounted for under research and development expenses. The remainder of operating expenses in 2022 was comprised of sales and marketing expenses, which increased slightly from $3,358,000 in 2021 to $3,580,000 in 2022, and in both years, was comprised primarily of compensation to our sales people and related expenses, as well as advertising and marketing expenses such as expenses related to our participation at trade shows.

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Loss from increase in fair value of SAFE Agreements. For the year ended December 31, 2021, the Company incurred a loss of approximately $711,000 resulting from an increase in the fair value of outstanding SAFEs of the Company. By the end of 2022, we had set the conversion price for all outstanding SAFEs of the Company, and there was no need to do a fair valuation. As such, the Company did not incur a loss from an increase in the fair value of outstanding SAFEs of the Company for the year ended December 31, 2022.

Net Loss. As a result of the foregoing, the Company incurred a net loss of approximately $11,626,000 for the year ended December 31, 2022, compared to net loss of approximately $9,322,000 for the year ended December 31, 2021.

Liquidity and Capital Resources

Since inception, the Company has relied on raising funds from the issuance of convertible notes, SAFEs, Warrants, and equity to fund its business. As of December 31, 2022, the Company had cash on hand of $9,414,000 and a working capital of $10,182,000. The Company could incur additional losses prior to generating additional positive working capital from operations. The Company also has had an accumulated deficit in earnings since inception.

The Company regularly considers fundraising opportunities and will determine the timing, nature and amount of financings based upon various factors, including market conditions and our operating plans. We may elect to finance our operations by selling equity or debt securities or borrowing money. If we raise funds by issuing equity securities, dilution to stockholders may result. Any equity securities issued may also provide for rights, preferences or privileges senior to those of holders of our Class A Common Stock. If additional funding is required, we cannot assure you that additional funds will be available to us on acceptable terms on a timely basis, if at all, or that we will generate sufficient cash from operations to adequately fund our operating needs. If we are unable to raise additional capital or generate sufficient cash from operations to adequately fund our operations, we will need to curtail planned activities to reduce costs. Doing so will likely have an unfavorable effect on our ability to execute on our business plan, and have an adverse effect on our business, results of operations and future prospects.

During the next year, the Company intends to fund its operations with funds raised in our 2020 Regulation A Offering, this Offering, as well as other exempt offerings of equity and/or debt to the extent that our Company’s management deems it to be in the best interest of the Company. The Company also intends to fund its operations with revenues it generates from its business.

As of the date of this Offering Circular, the Company expects its current capital will be able to fund operations for at least the next 12 months.

Issuances of Equity

On July 9, 2020, the Company commenced an offering pursuant to Regulation A of the Securities Act of 1933, as amended (the “2020 Regulation A Offering”), initially qualifying the offer and sale of up to $50,000,000 of units consisting of 2 shares of Class A Common Stock of the Company at $1.00 per unit, and 1 warrant to purchase 1 share of Class A Common Stock of the Company at an exercise price of $0.75 (each, a “2020 Warrant”). In May of 2021, the Company filed a post-qualification amendment to the offering statement to increase the maximum offering amount of the 2020 Regulation A Offering from $50,000,000 to $75,000,000. On August 25, 2021, the Company filed a supplement to the offering circular to increase the price of the units from $1.00 to $1.20 and to increase the exercise price per share of the warrants comprising the units from $0.75 to $0.90 (each, a “2021 Warrant”). The 2020 Regulation A Offering terminated on February 21, 2022. The Company raised gross proceeds of $34,540,487.20 from the 2020 Regulation A Offering. Warrants issued in the 2020 Regulation A Offering may still be exercised, however, as part of this Offering.

On November 28, 2021, Mr. Bentley exercised options to purchase 3,300,000 shares of Class B Common Stock. On December 3, 2021, the Company loaned to Mr. Bentley $373,158.84 to pay withholding taxes related to the option exercise. The note accrued interest at 2.0% per annum and has a maturity date of December 3, 2022. The note was secured by the 3,300,000 shares of Class B Common Stock. On October 13, 2022, Mr. Bentley entered into an agreement to surrender 1,142,871 shares of his Class B Common Stock to pay off the remaining balance of the loan including interest ($354,289.87), which resulted in this note being repaid in full.

On May 19, 2022, the Company commenced this Offering pursuant to Regulation A of the Securities Act of 1933, as amended in order to qualify the offer and sale of up to $47,021,651 of (i) “units” consisting of 2 shares of Class A Common Stock of the Company at $2.00 per unit, and 1 warrant to purchase 1 share of Class A Common Stock of the Company at an exercise price of $1.50; (ii) warrants that may be exercised for 1,479,583 shares of Class A Common Stock at $0.90 per share; and (iii) warrants that may be exercised for 226,769 shares of Class A Common Stock at $0.75 per share. As of April 30, 2023, the Company had raised approximately $4,527,023.45 in proceeds from this Offering. The Company has filed this post-qualification amendment as required under Regulation A to continue this Offering, which the Company intends to resume upon the qualification by the SEC of this post-qualification amendment.

On October 13, 2022, the Company loaned to Mr. Bentley $185,000 to pay income taxes related to the November 28, 2021 option exercise described above pursuant to a promissory note. The note accrues interest at 3.4% per annum and has a maturity date of October 13, 2023. The note is secured by 2,157,129 shares of Class B Common Stock Mr. Bentley owns – if Mr. Bentley does not repay the note, the Company will receive these shares back. As of the date of this Offering Circular, the full principal amount of $185,000, plus accrued interest of $3,687.84 remains outstanding. A copy of this promissory note is filed as exhibit 6.12 to the offering statement of which this offering circular forms a part.

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Indebtedness

In 2020 and prior years, the Company issued promissory notes and convertible notes in exchange for cash for the purpose of funding its continuing operations (the “Notes”). The Notes accrued interest at the rate of four to six percent per annum and are convertible to equity at a pre-determined discount to market value under certain predefined conditions. Such conditions included a qualified equity financing, election by a majority of noteholders on the maturity date of the associated Notes to convert the Notes, or a sale of the Company.

On October 15, 2021, the Company’s board unanimously approved the repayment of all of the outstanding convertible notes of the Company (or alternatively, to allow such notes to convert into equity of the Company in the form of “units” consisting of 2 shares of Class A Common Stock and one warrant to purchase one share of Class A Common Stock at $0.75 per share) with such repayment to occur on or after October 31, 2021. As of October 31, 2021, the Company had a total of $2,053,574.32 in outstanding principal and interest owed to convertible noteholders. As of April 30, 2023, a total of $2,053,574.32 in outstanding principal and interest has been repaid to noteholders, consisting of $1,326,759.72 in cash and $726,853.64in equity (via issuance of units). Certain of the convertible noteholders repaid were related parties of the Company. As of October 31, 2021, Mr. Bentley had 8 notes with a total principal amount of $29,200 and accumulated interest of $25,409.48, for a total outstanding balance of $54,609.48 owed to Mr. Bentley by the Company. On October 31, 2021, Mr. Bentley exchanged $1,000 of this outstanding balance for 2,000 shares of Class A Common Stock and 1,000 warrants to purchase 1,000 shares of Class A Common stock at $0.75 per share and received the remainder in cash. As of October 31, 2021 former board member Mr. Eschenbach had 3 notes with a total principal amount of $35,000 and accumulated interest of $28,981.64. Mr. Eschenbach exchanged $28,981 of the total outstanding balance of his notes for 57,962 shares of Class A Common Stock and 28,981 warrants to purchase 28,981 shares of Class A Common Stock with an exercise price of $0.75 per share and received the remaining $35,000.81 in cash. As of October 15, 2021, former board member Elizabeth Fetter had 3 notes with a total principal amount of $15,000 and accumulated interest of $11,106.58. Ms. Fetter exchanged $10,292 for 20,584 shares of Class A Common Stock and 10,292 warrants for Class A Common Stock with an exercise price of $0.75 per share and received the and received the remaining $15,814.58 in cash. As of the date of this Offering circular, there are no outstanding convertible notes held by Mr. Eschenbach or Ms. Fetter.

On November 28, 2021, Mr. Bentley exercised options to purchase 3,300,000 shares of Class B Common Stock. On December 3, 2021, the Company loaned to Mr. Bentley $373,158.84 to pay withholding taxes related to the option exercise. The note accrues interest at 2.0% per annum and has a maturity date of December 3, 2022. The note is secured by the 3,300,000 shares of Class B Common Stock – if Mr. Bentley does not repay the note, the Company will receive these shares back. As of the March 31, 2022 Mr. Bentley has repaid $25,000 of the note and $348,158.84, plus accrued interest of $2,353.75, remains outstanding.

As of December 31, 2022, all the Notes had been fully repaid or extinguished in exchange for equity of the Company.

Issuances of SAFES

On July 16, 2019, the Company completed a Regulation Crowdfunding offering in which it entered into SAFE agreements (Simple Agreement for Future Equity) with investors for net proceeds $388,340 (the “2019 Reg CF Offering”). The SAFE agreements have no interest rate or maturity date. The SAFE agreements are convertible at the option of the Company upon an equity financing of the Company in which $1,000,000 in net proceeds are received into shares of the Common Stock or Preferred Stock of the Company issued in such equity financing. The number of shares the SAFE agreements are convertible into is determined by whichever calculation provides for the greater number of shares between: A) an 80% discount to the pricing in the triggering equity financing; and B) the price implied by a $7,000,000 valuation cap divided by the capitalization of the Company (as defined in the agreements) at the triggering equity financing. As of December 31, 2022, all SAFEs issued to investors in this offering converted into 2,571,886 shares of Class A Common Stock. An additional 51,449 shares of Class A Common Stock were issued to Republic as a part of their platform fundraising fee.

On November 1, 2019, the Company commenced another Regulation Crowdfunding offering in which it entered into SAFE agreements with investors (the “2020 Reg CF Offering”). The SAFE agreements become convertible into shares of Preferred Stock of the Company (currently none are authorized) issued in a future equity financing of the Company. The number of shares the SAFE agreements are convertible into is determined by whichever calculation provides for the greater number of shares between: A) an 80% discount to the pricing in the triggering equity financing; and B) the price implied by a $10,000,000 valuation cap divided by the capitalization of the Company (as defined in the agreements) at the triggering equity financing. For up to the first $100,000 raised in this offering, investors entered into a SAFE with the same terms, except for a lower valuation cap of $9,000,000. The Company raised $313,482 in net proceeds from the issuance of SAFEs to investors in this offering. As of April 7, 2022, the SAFE agreements have converted into 1,534,901 shares of Class A Common Stock.

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Trend Information

In 2022, the Company primarily focused on growing its customer base. At the end of 2021, we had built our sales team and were starting to see results of their efforts. In 2022, our customer base began to increase and our sales pipeline started to expand. As of the date of this Offering circular, we have sold to several large property management firms and are in the process of selling our services to individual properties that these firms manage. If we are successful in this, we expect that our sales and revenues will significantly increase – although there is no guarantee this will occur.

A continuing trend we have identified is the increase of camera pixel counts. Only 10 years ago, a typical camera might have 640x480 pixels. Today a typical camera has 1920x1080 pixels – with some cameras having twice that pixel count in each dimension. The increase in pixel count means there is more to see and our computational resources go up commensurately. We have noticed from the beginning of our business operations that our computational resources tend to follow Moore’s Law (computational power doubles every 18-24 months) and the pixel count increases significantly slower than that. This means that even though camera pixel counts continue to increase, which drives our computational load, the increase is slower than the rate at which computational resources become available to us. As such, we believe this trend will not cause any computational issues for us as these technological trends continue.

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DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

As of the date of this Offering Circular, the Company’s officers and directors are as follows:

Name	Position	Age	Date Appointed to Current Position	Approximate hours per week for part-time employees
Executive Officers
Richard Bentley	Chief Executive Officer	53	March 28, 2003	N/A
Gregory Rayzman	Chief Technology Officer	61	October 21, 2019	N/A
Greg Smitherman	Chief Financial Officer	59	October 11, 2021	N/A
Lauren O’Brien	VP of Sales and Marketing	58	April 7, 2021	N/A
Directors
Richard Bentley		53	March 28, 2003	N/A
James McCormick		64	November 29, 2021	N/A
Ruba Qashu		50	April 14, 2023	N/A
Jeff Kirby		59	November 29, 2021	N/A

Richard Bentley, Chief Executive Officer, Director

Rick Bentley has over 20 years of Silicon Valley startup and technology experience. He was founder and CEO of Televoke Inc. (became deCarta, bought by Uber) where he raised eight figures of Venture Capital. Mr. Bentley has been a full time Advisor to Google X. He was a direct report to Andy Grove for half a decade. Investors have brought him in for interim-CEO roles at early stage companies. He was a Senior Consultant at Bearing Point Inc., which included two assignments in Baghdad. At General Magic he managed the “Portico” program, derivatives of which serve over a million subscribers. He was Director of Business Development for Machina, a design and engineering house that developed consumer electronics products, some of which sold over 10MM units. He was also Director of Product Development for Sensory Inc, which currently has the largest installed base of speech recognition systems in the world. Mr. Bentley is the author of multiple patents and patent filings, many of which were bought by Samsung in 2014. Mr. Bentley served as CEO of the Company since its inception in 2003. He received his BA in Physics and MS in Engineering from UC Berkeley.

Gregory Rayzman, Chief Technology Officer

Gregory Rayzman is a seasoned technologist and well recognized name in Silicon Valley. His expertise in Big Data and database architecture is sought by several emerging and well-established companies like Apple, where he provided pivotal leadership in designing and developing massively scalable and database backed infrastructures. Most recently, Mr. Rayzman had a great stint at TheFind shopping search engine with relevancy and popularity algorithm instead of the ordinary pay-for-placement. TheFind was acquired by Facebook in 2015. Prior to that, as Chief architect of a forward-looking company NebuAd, in 2007 he developed behavior targeting advertising systems based on the aggregate data, which everyone from Google and Yahoo to Facebook and Plaxo is looking into only now – for better targeted, more relevant advertising. He was previously a founding engineer and Chief architect for ITM Software, acquired by BMC. Mr. Rayzman also served as CTO for Claridyne Inc., an IT infrastructure and integration company. Mr. Rayzman was founding engineer and Director of Software Engineering for Annuncio Inc., acquired by PeopleSoft (now Oracle). Mr. Rayzman joined the Company in 2004, and is now its Chief Technology Officer. Mr. Rayzman holds both Bachelor and Master’s degrees in Computer Science from Moscow University and completed his postdoctoral education in Applied Mathematics at the Academy of Science before moving to the United States earlier in his career.

Mr. Rayzman works part-time for the Company, splitting his time between SteppeChange, where he has served as CTO and Chief Data Architect since April 2015, and his role at the Company.

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Greg Smitherman, Chief Financial Officer

Greg Smitherman is a hands-on financial executive with over 20 years of M&A and venture capital experience and 10 years of operating experience. Mr. Smitherman joined Cloudastructure as its Chief Financial Officer in October 2021. Prior to joining Cloudastructure, Mr. Smitherman served as Chief Financial Officer of Accelergy Corporation, a producer of specialty chemicals for industrial, food, pharmaceutical, and oil and gas markets, from February 2013 to October 2021. In this position, he managed the company’s financials, and was actively involved in developing and executing on the company’s fundraising strategy and joint venture negotiations, where he oversaw closing on over $20 million in funding.

Mr. Smitherman brings extensive tactical, strategic and business planning experience in building and growing companies in multiple industries. He is experienced in successfully managing large and small teams in time-sensitive environments, and has had active roles in M&A transactions, fundraising efforts, and in navigating four companies undergoing IPOs.

He received his BSAE in Aerospace Engineering from the University of Michigan, and his MBA from the University of Chicago.

Lauren O'Brien, VP Sales & Marketing

Lauren O'Brien joined Cloudastructure in April 2021 as its VP of Sales & Marketing. Lauren has over 20 years of executive experience in a variety of Sales, Sales Management, Marketing, Operations and General Management roles. Prior to joining Cloudastructure, Lauren most recently served as COO of VentureBeat, a leading enterprise AI publication. Lauren joined VentureBeat in March 2017, initially serving as VP of Operations, and then as Chief Operating Officer, where she led the company to profitability for the first time in its history while driving sales to double digit growth year over year. Lauren still serves as a Board Advisor to VentureBeat. From 2002 to 2017, she served as Chief Executive Officer of Shift Communications and Consulting, a leading consulting firm providing strategic consulting services to businesses to accelerate growth and improve operations. There, she was directly responsible for driving sales, and delivering strategic consulting services to C-level clients, and often was hired in executive roles for early-stage companies. Ms. O'Brien has extensive experience in sales, marketing and go-to-market strategy building for Saas based startups. Ms. O'Brien also led the product strategy team for a $100m CRM company where she was instrumental in securing enterprise sales with the company’s first cloud-based CRM product. Ms. O'Brien has an MBA in Marketing and Finance from University of California Berkeley and a Bachelor’s Degree from the University of Vermont.

James McCormick, Director

Mr. McCormick has over 30 years of experience in finance, operations and administration, primarily in the high tech industry. He has been instrumental in raising over $1 billion in funds for companies he has been involved with, including IPO’s, sales to strategic investors, investments by VC’s and securities sales through capital markets. He has been involved in numerous M&A activities, both on buy-side and sell-side transactions. His experience has ranged from managing start-up companies to complex, multi-national entities.

From October 2015 to May 2019, Mr. McCormick served as Chief Financial Officer of Global Equipment Services (GES), a company specializing in production process and test equipment design, manufacturing, and global services for the semiconductor and electronics product manufacturing industry. While acting as CFO, Mr. McCormick oversaw the acquisition of GES by Kimball Electronics in an approximately $50 million transaction. From May 2019 to present, Mr. McCormick has served as the Chief Operating Officer for LTA Research and Exploration, an aerospace research and development company building experimental and certified manned and remotely piloted airships. He has held CEO, CFO and COO positions at various other public and private companies including Crossing Automation (sold to Brooks Automation (BRKS)), Serious Energy, PodTech, iPrint Technologies (sold to Harland Clarke), Tandem Computers (sold to Hewlett Packard (HPE)) and UB Networks (sold to Alcatel).

Mr. McCormick holds a BBA from the University of Toledo and a MBA from the University of Michigan.

33

Ruba Qashu, Director

A partner at Barton LLP on its business and finance team, Ruba's focus is on capital markets and securities transactions. She has over 20 years of experience as securities counsel for public companies and a substantive history structuring complex transactions and providing strategic counseling. Ruba's capital markets experience includes CMPOs, registered direct offerings and PIPEs. She handles ‘34 Act reporting and advises regarding corporate governance, equity compensation plans and stockholder communications. Prior to joining Barton LLP in March 2023, she was a Partner at Raines & Feldman. Previously, from 2011 through 2021, she was a Partner at Libertas Law Group. Ruba holds a B.A. in English Literature from UC Berkeley and a J.D. from Hastings College of Law (now UC Law San Francisco). She is admitted to practice law in the State of California.

Jeff Kirby, Director

Jeff Kirby is the Founder of Resource Management and Development (“RM&D”), a real estate investment firm with a seasoned team of commercial real estate service experts founded by Mr. Kirby in 1993. With expertise in master-planned communities and commercial development, RM&D, had roles in developing and managing over 20,000 residential lots in the Northern Nevada market as well as developing over 800,000 square feet of office space in the Reno, Nevada market.

In Mr. Kirby’s more than 25 year-career, he has also consulted on investment and pension fund matters for several prominent trusts and funds, created and managed joint venture partnership business arrangements and involvement in funding and capital generation for private and publicly traded companies, and co-founded North Valley Holdings, the single largest producer of new water rights to municipal markets in Nevada and Northern California.

Mr. Kirby is a long-time Nevada resident. He’s an accomplished aviator who holds a Commercial Rotorcraft Airman Certificate, as well as fixed-wing privileges.

34

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation of Directors and Executive Officers

For the fiscal year ended December 31, 2022, we compensated our three highest-paid executive officers as follows:

Name	Capacities in which compensation was received	Cash compensation ($)		Other compensation ($)(4)	Total compensation ($)
Rick Bentley	Chief Executive Officer	525,000	(1)	389,568	914,568
Gregory Rayzman	Chief Technology Officer	250,000	(2)	167,963	417,963
Greg Smitherman	Chief Financial Officer	300,000	(3)	192,000	492,000

(1)	Comprised of $350,000 in salary and $175,000 in bonus compensation received by Mr. Bentley during the 12 months ended December 31, 2022. In the event that his employment is terminated other than for cause or his resignation, he is eligible to receive severance of six months of salary and benefits. A copy of Mr. Bentley’s employment agreement is included as exhibit 6.5 to the offering statement, of which this Offering Circular forms a part.
(2)	Comprised of $250,000 in salary received by Mr. Rayzman during the 12 months ended December 31, 2022. Under his employment agreement, Mr. Rayzman was paid an annual salary of $250,000. A copy of Mr. Rayzman’s employment agreement is included as exhibit 6.6 to the offering statement, of which this Offering Circular forms a part.
(3)	Comprised of $300,000 in salary received by Mr. Smitherman during the 12 months ended December 31, 2022. In the event that his employment is terminated other than for cause or his resignation, he is eligible to receive severance of three months of salary. A copy of Mr. Smitherman’s employment agreement is included as exhibit 6.7 to the offering statement, of which this Offering Circular forms a part.
(4)	“Other compensation” for the individuals listed in this table consists of equity-based compensation in the form of stock option grants for shares of the Company’s Class B Common Stock that vested during the 12 months ended December 31, 2022. The numbers in the table represent the dollar value of the vested stock options at the grant date of such options.

For the fiscal year ended December 31, 2022, our 3 non-executive directors each earned cash compensation for their services as directors in the total amount of $100,000.

Other than the compensation listed in the table above, no other compensation was provided to the executive officers or directors of the Company named in the table above for the fiscal year ended December 31, 2022.

35

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets out, as of April 30, 2023, the voting securities of the Company that are owned by executive officers and directors, and other persons holding more than 10% of any class of the Company’s voting securities or having the right to acquire those securities.

Name and Address of Beneficial Owner	Title of class	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership Acquirable (1)	Percent of class (2)
Rick Bentley, 150 SE 2nd Ave, Suite 300,	Class B Common Stock	3,657,129	22,501,083	31.8%
Miami, FL 33131	Class A Common Stock	2,000	0	0.0%
All Officers and Directors as a Group (7 in this group)	Class B Common Stock	3,657,129	32,316,124	45.7%
All Officers and Directors as a Group (7 in this group)	Class A Common Stock	2,000	0	0.0%

_______________

(1)	Represents shares acquirable from the exercise of options pursuant to the Company’s Amended 2014 Stock Plan within 60 days of April 30, 2023.
(2)	Percent of class calculations for Class B Common Stock are based on 5,138,017 shares of Class B Common Stock outstanding as of April 30, 2023, and an additional 65,637,103 shares issuable pursuant to options that have been issued pursuant to the Company’s Amended 2014 Stock Plan as of April 30, 2023. Percent of class calculations for Class A Common Stock are based on 82,556,741 shares of Class A Common Stock outstanding as of April 30, 2023.

36

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

On February 20, 2020 the Company sold 1,500,000 shares of the Company’s Common Stock to Richard Bentley, its Chief Executive Officer, for an aggregate purchase price of $6,000 pursuant to a Restricted Stock Purchase Agreement of the same date. Mr. Bentley issued a promissory note to the Company in the principal amount of $6,000. The note accrues interest at 1.86% per annum, and has a maturity date of February 20, 2030. As of the date of this Offering Circular, the entire balance of this note is still outstanding.

On February 9, 2021, the Company entered into an Aircraft Dry Lease Agreement with Cloud Transport Operations, LLC, pursuant to which the Company leases a Cessna C210 aircraft, which the Company intends to allow its executive officers and/or directors to use for certain business travel purposes. The term of the agreement commenced on February 9, 2021, and ends once the Company has accrued 180 flight hours, at which point the agreement may be extended upon the purchase of additional flight hours. As compensation, the Company agreed to pay Cloud Transport Operations $900 per month as a management fee, and $490 per flight hour. The Company agreed to pay the first month’s management fee (pro-rated) and for the 180 flight hours in advance on February 9, 2021, for a total of $88,200. As such, the Company’s only payment obligation after that was a $900 per month management fee, until such time as the Company decided to purchase more flight hours. The Company reached 180 flight hours in 2022, and has elected to not extend the lease at this time. Cloud Transport Operations, LLC is a Nevada limited liability company. Rick Bentley, the Company’s Chief Executive Officer, has an indirect ownership interest in this LLC.

On October 15, 2021, the Company’s board unanimously approved the repayment of all of the outstanding convertible notes of the Company (or alternatively, to allow such notes to convert into equity of the Company). As of October 15, 2021, Mr. Bentley had 8 notes with a total principal amount of $29,200 and accumulated interest of $25,409.48, for a total outstanding balance of $54,609.48 owed to Mr. Bentley by the Company. On October 15, 2021, Mr. Bentley exchanged $1,000 of this outstanding balance for 2,000 shares of Class A Common Stock and 1,000 warrants to purchase 1,000 shares of Class A Common stock at $0.75 per share and received the remainder in cash.

On November 28, 2021, Mr. Bentley exercised options to purchase 3,300,000 shares of Class B Common Stock. On December 3, 2021, the Company loaned to Mr. Bentley $373,158.84 to pay withholding taxes related to the option exercise. The note accrues interest at 2.0% per annum and has a maturity date of December 3, 2022. The note is secured by the 3,300,000 shares of Class B Common Stock – if Mr. Bentley does not repay the note, the Company will receive these shares back. On October 13, 2022 Mr. Bentley entered into an agreement to surrender 1,142,871 shares of his Class B Common Stock to pay off the remaining balance of the loan including interest ($354,289.87), which resulted in this note being repaid in full. A copy of this note is included as exhibit 6.10 to the offering statement of which this Offering Circular forms a part, and the surrender agreement is included as exhibit 6.13 to the offering statement of which this offering circular forms a part.

On October 13, 2022, the Company loaned to Mr. Bentley pursuant to a promissory note $185,000 to pay income taxes related to the November 28, 2021 option exercise described further above in this Offering circular. The note accrues interest at 3.4% per annum and has a maturity date of October 13, 2023. The note is secured by 2,157,129 shares of Class B Common Stock Mr. Bentley owns – if Mr. Bentley does not repay the note, the Company will receive these shares back.

As of the date of this offering circular, the full principal amount of $185,000, plus accrued interest of $3,687.84, remains outstanding. A copy of this promissory note is filed as exhibit 6.12 to the offering statement of which this offering circular forms a part.

37

SECURITIES BEING OFFERED

The Company is offering up to 12,898,105 Units at $2.00 per Unit, each consisting of two (2) shares of Class A Common Stock and one (1) 2022 Warrant exercisable to purchase one (1) share of Class A Common Stock, at an exercise price of $1.50 per 2022 Warrant. Our Units will not be certificated and the shares of our Class A Common Stock and the 2022 Warrants that are components of such Units will be immediately separable and will be issued separately in this Offering. Additionally, the Company is qualifying for issuance up to 13,149,160 shares of Class A Common Stock issuable upon exercise of the 2022 Warrants (each having an exercise price of $1.50 per share), 1,479,583 shares of Class A Common Stock issuable upon the exercise of 2021 Warrants (each having an exercise price of $0.90 per share), and 226,769 shares issuable upon the exercise of 2020 Warrants (each having an exercise price of $0.75 per share).

The price of our Units has been arbitrarily established by us after giving consideration to numerous factors, including market conditions and the perceived valuations. The price of our Units may not be in any way indicative of the Company’s actual value or the value of the Class A Common Stock and/or the Warrants following the completion of this Offering.

Warrants

The following is a brief summary of certain terms and conditions of the 2022 Warrants included in the Units, as well as the 2021 and 2020 Warrants (collectively, the “Warrants”). The Warrants are subject in all respects to the provisions contained in the Warrants and the warrant agreement (the “Warrant Agreement”) between us and our warrant agent, DealMaker Transfer Agent, LLC (the “Warrant Agent”), each filed as an exhibit to the Offering Statement of which this Offering Circular forms a part.

Form

The 2022 Warrants will be issued as individual warrants to purchasers of the Units.

Amount

Each purchaser of a Unit will receive a 2022 Warrant exercisable into one share of Class A Common Stock at a price of $1.50 per share, subject to customary adjustments.

Exercisability

Each Warrant is exercisable to purchase one share of Class A Common Stock of the Company at any time commencing on the issuance date of the Warrant, and terminating at 5:00 p.m., Pacific Time, on the eighteen-month anniversary of the issuance date of the Warrant. The Warrants may be exercised upon delivery of an exercise notice at the offices of the Warrant Agent or by using a website that the Company will establish to permit online exercise. A Warrant holder may only exercise its warrants for a whole number of shares of Class A Common Stock. No fractional shares will be issued upon exercise of Warrants.

The Company has set up an online portal to facilitate the exercise of Warrants by our investors. Holders of our Warrants will receive an invitation via email containing instructions on how to access this portal and exercise their Warrants through this portal.

Transferability

Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned without our consent. Exercise of the Warrants will be conditional upon the Company maintaining the qualification of an offering statement covering such exercise. In addition, the Warrantholders will be subject to a “market stand-off” agreement in the event of a proposed public offering. During the period, not to exceed 180 days, commencing on the effective date of a registration statement relating to the IPO of the Company and ending on the date specified by the Company and the managing underwriter of the IPO, Warrantholders agree not to transfer any shares of Common Stock or other securities of the Company held by the holders, or securities convertible or exercisable or exchangeable for securities of the Company, without the prior written consent of the managing underwriter. Warrantholders agree to execute any agreements as may be reasonably requested by the underwriters of the IPO to effect the market stand-off.

38

Rights as a Stockholder

Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of shares of our Class A Common Stock, the holder of a Warrant does not have the rights or privileges of a holder of our Class A Common Stock, including any voting rights, until the holder exercises the Warrant.

Amendments

Except as set forth in the Warrant Agreement, the terms of a Warrant may be amended or waived with the written consent of the Company and the Warrantholder. The Company and the Warrant Agent may amend or supplement the Warrant Agreement without the consent of any holder for the purpose of (i) curing any ambiguity, or curing, correcting or supplementing any defective provision contained in the Warrant Agreement or the Warrants, (ii) evidencing the succession of another corporation to the Company and the assumption by any such successor of the covenants of the Company contained in the Warrant agreement and the Warrants, (iii) evidencing and providing for the acceptance of appointment by a successor Warrant Agent with respect to the Warrants, (iv) adding to the covenants of the Company for the benefit of the Warrant holders or surrendering any right or power conferred upon the Company under the Warrant Agreement, or (viii) amending the Warrant Agreement and the Warrants in any manner that the Company may deem to be necessary or desirable and that will not adversely affect the interests of the Warrant holders in any material respect.

Description of Capital Stock

The following description summarizes the most important terms of the Company’s capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of Cloudastructure’s amended and restated certificate of incorporation and bylaws, copies of which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of Cloudastructure’s capital stock, you should refer to the amended and restated certificate of incorporation and bylaws of the Company and to the applicable provisions of Delaware law.

The authorized capital stock of the Company consists of 350,000,000 shares of Common Stock, par value $0.001 per share, consisting of 250,000,000 shares of Class A Common Stock and 100,000,000 shares of Class B Common Stock. As of April 30, 2023, the Company’s outstanding capital stock was 5,138,017 shares of Class B Common Stock, and 82,556,741 shares of Class A Common Stock. We refer to the Class A and Class B Common Stock together as our “Common Stock”. The rights and preferences of the Common Stock are described below. As of April 30, 2023, the Company had 65,637,103 shares of Class B Common Stock issuable upon the exercise of options.

Common Stock

Voting Rights

Holders of shares of Class A Common Stock that is being sold as part of a Unit in this Offering and issuable upon exercise of Warrants are entitled to one (1) vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Holders of shares of Class B Common Stock are entitled to twenty (20) votes for each share on all matters submitted to a vote of the stockholders, including the election of directors.

Dividend Rights

Holders of Common Stock are entitled to receive dividends, as may be declared from time to time by the Board of Directors out of legally available funds as detailed in the Company’s certificate of incorporation. The Company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this Offering or in the foreseeable future.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Company, holders of the Class A Common Stock and Class B Common Stock will be treated equally, identically and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to stockholders of the Company.

39

Rights and Preferences

Except as set forth below, holders of our Common Stock have no preemptive, conversion, or other rights, and there are no redemptive or sinking fund provisions applicable to the Common Stock.

Conversion Terms of Class B Common Stock. The shares of Class B Common Stock are convertible into shares of Class A Common Stock as follows:

•	Optional Conversion. Each share of Class B Common Stock is convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder at any time upon written notice to the transfer agent of the Company.

•	Automatic Conversion upon Transfer. Each share of Class B Common Stock is automatically convertible into one (1) share of Class A Common Stock upon transfer of such share by the holder of such share, subject to certain exceptions, such as transfers to certain entities or individuals permitted by the Company, transfers into a trust, retirement account, pension, other type of plan, or transfers into entities owned and controlled by the holder.

•	Automatic Conversion Post IPO upon Election of Founder. At any time following an initial public registered offering of the Company’s securities, each outstanding share of Class B Common Stock will automatically convert into one (1) share of Class A Common Stock at the election of Richard Bentley, the Company’s CEO, and the holders of the majority of the outstanding shares of Class B Common Stock.

Restrictions on Transfer

The subscription agreement that investors will execute in connection with the Offering contains a “market stand-off” provision in the event of a proposed public offering. During the period, not to exceed 180 days, commencing on the effective date of a registration statement relating to the IPO and ending on the date specified by the Company and the managing underwriter of the IPO, investors agree not to transfer any shares of Common Stock, or other securities of the Company held by the investor, or securities convertible or exercisable or exchangeable for Common Stock without the prior written consent of the managing underwriter. Investors agree to execute any agreements as may be reasonably requested by the underwriters of the IPO to effect the market stand-off.

40

CLOUDASTRUCTURE, INC.

41

INDEPENDENT AUDITOR’S REPORT

April 14, 2023

To:	Board of Directors, Cloudastructure, Inc.

Re:	2022 and 2021 Consolidated Financial Statement Audit

We have audited the accompanying consolidated financial statements of Cloudastructure, Inc. (a corporation organized in Delaware) (the “Company”), which comprise the consolidated balance sheets as of December 31, 2022 and 2021, and the related consolidated statements of income, stockholders’ equity/deficit, and cash flows for the calendar year periods thus ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion.

An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

F-1

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2022 and 2021, and the consolidated results of its operations, shareholders’ equity/deficit and cash flows for the calendar year periods thus ended in accordance with accounting principles generally accepted in the United States of America.

Sincerely,

IndigoSpire CPA Group

IndigoSpire CPA Group, LLC

Aurora, CO

April 14, 2023

F-2

CLOUDASTRUCTURE, INC.

CONSOLIDATED BALANCE SHEETS

See accompanying Independent Auditor’s report

Amounts in thousands, except share numbers

	December 31, 2022	December 31, 2021
TOTAL ASSETS
Current assets:
Cash and cash equivalents	$9,414	$13,647
Accounts receivable	301	294
Other current assets	646	413
Total current assets	10,361	14,354

Non-current assets:
Fixed assets, net	291	356
Intangible assets, net	1,674	0
TOTAL ASSETS	$12,326	$14,710

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Liabilities
Current liabilities:
Accounts and credits card payable	$126	$396
Accrued expenses	0	213
Deferred revenue	53	52
Convertible notes	0	165
SAFE agreements	0	1,394
Interest payable	0	79
Total current liabilities	179	2,299

TOTAL LIABILITIES	179	2,299

Shareholders’ equity (deficit):
Common stock, Class A (par value $0.001; 250,000,000 shares authorized; 81,978,086 and 65,317,589 shares issued at December 31, 2022 and December 31, 2021, respectively)	82	65
Common stock, Class B (par value $0.001; 100,000,000 shares authorized; 5,138,017 and 6,280,888 shares issued and outstanding at December 31, 2022 and December 31, 2021)	5	6
Additional paid-in capital	37,374	26,028
Accumulated deficit	(25,314)	(13,688)
TOTAL SHAREHOLDERS’ EQUITY (DEFICIT)	12,147	12,411

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	$12,326	$14,710

See accompanying notes to the consolidated financial statements

F-3

CLOUDASTRUCTURE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

See accompanying Independent Auditor’s report

Amounts in thousands, except for per share amounts

	Years Ended
	December 31, 2022	December 31, 2021

Revenues, net	$488	$421
Less: cost of goods sold	(774)	(937)
Gross profit (loss)	(286)	(514)

Operating expenses:
General and administrative	3,901	3,092
Research and development	3,663	1,580
Sales and marketing	3,580	3,358
Total operating expenses	11,144	8,030

Loss from operations	(11,430)	(8,544)

Other expenses, net:
Interest (expense)	(10)	(62)
Depreciation (expense)	(196)	0
Other income (expense)	10	(716)

Net loss	$(11,626)	$(9,322)

Basic and diluted loss per share of Class A and Class B Common Stock	$(0.15)	$(0.17)

See accompanying notes to the consolidated financial statements

F-4

CLOUDASTRUCTURE, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

See accompanying Independent Auditor’s report

Amounts in thousands, except share numbers

	Common Stock, Class A		Common Stock, Class B		Additional Paid-in	Accumulated	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balances as of January 1, 2021	9,989,000	$10	2,980,888	$3	$4,076	$(4,366)	$(277)
Issuances of Class A shares for cash, net of issuance costs	49,844,160	50			21,442		21,492
Conversion of notes payable into Class A shares	5,484,429	5			852		858
Exercise of stock options			3,300,000	3	10		13
Issuance of note receivable due from shareholder					(373)		(373)
Stock-based compensation					21		21
Net loss						(9,322)	(9,322)
Balances as of December 31, 2021	65,317,589	$65	6,280,888	$6	$26,028	$(13,688)	$12,411
Issuances of Class A shares, net of issuance costs	16,313,032	16.5	(1,142,872)	(1)	8,647		8,663
Conversion of notes payable into Class A shares	347,466	0.5			1,390		1,391
Stock-based compensation					1,309		1,309
Net loss						(11,626)	(11,626)
Balances as of December 31, 2022	81,978,086	$82	5,138,017	$5	$37,374	$(25,314)	$12,147

See accompanying notes to the consolidated financial statements

F-5

CLOUDASTRUCTURE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

See accompanying Independent Auditor’s report

Amounts in thousands

	Years Ended
	December 31, 2022	December 31, 2021
Cash flows from operating activities:
Net loss	$(11,626)	$(9,322)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	196	34
Stock-based compensation	1,309	21
Fair value adjustments to embedded derivative and SAFEs	0	753
Gain on forgiveness of Payroll Protection Program loan	0	(37)
Changes in operating assets and liabilities:
Accounts receivable	(8)	(271)
Other current assets	(233)	(385)
Accounts payable	(250)	294
Accrued expenses	(233)	181
Deferred revenue	1	41
Interest payable	(79)	(232)
Other liabilities	0	(93)
Net cash used in operating activities	(10,922)	(9,017)

Cash flows from investing activities:
Purchases of fixed assets	(131)	(337)
Purchase of intangible assets	(1,674)	0
Net cash used in investing activities	(1,805)	(337)

Cash flows from financing activities:
Proceeds from issuances of Class A shares, net of issuance costs	8,663	21,492
Repayments of convertible notes	0	(954)
Non-cash: notes and interest pay. converted into Class A shares	(169)	(373)
Net cash provided by financing activities	8,494	20,165

Net increase in cash	(4,233)	10,811

Cash at beginning of year	13,647	2,836
Cash at end of year	$9,414	$13,647

Supplemental disclosure of non-cash financing activities:
Notes and interest payable converted into Class A shares	$1,390	$858

See accompanying notes to the consolidated financial statements

F-6

CLOUDASTRUCTURE, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

See accompanying Independent Auditor’s report

As of and for the Years Ended December 31, 2022 and 2021

NOTE 1 - NATURE OF OPERATIONS

Cloudastructure, Inc. (“the Company”) is a corporation organized under the laws of the State of Delaware and headquartered in California. The Company provides cloud-controlled physical infrastructure to enterprises in the form of video surveillance and access control in a cloud-model. Since inception, the Company has relied primarily on financing activities, including an offering under Regulation A, to fund its operations.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”). In the opinion of management, all adjustments considered necessary for the fair presentation of the financial statements for the years presented have been included.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the footnotes thereto. Actual results could differ from those estimates.

Risks and Uncertainties

The Company has a limited operating history. The Company's business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company's control could cause fluctuations in these conditions. Adverse conditions may include: recession, downturn or otherwise, changes in regulations or restrictions in imports, competition or changes in consumer taste. These adverse conditions could affect the Company's financial condition and the results of its operations.

Cash and Cash Equivalents

The Company considers short-term, highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. Cash consists of funds held in the Company’s checking account. The Company maintains its cash with a major financial institution located in the United States of America, which it believes to be creditworthy. The Federal Deposit Insurance Corporation insures balances up to $250,000, but at times the Company may maintain balances in excess of the federally insured limits.

Receivables and Credit Policy

Trade receivables from customers are uncollateralized customer obligations due under normal trade terms, Trade receivables are stated at the amount billed to the customer. Payments of trade receivables are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoice. The Company routinely assesses its outstanding accounts receivable and recorded a reserve for estimated uncollectible accounts of $8,073 and $35,125 at December 31, 2022 and 2021, respectively.

F-7

Sales Taxes

Various states impose a sales tax on the Company’s sales to non-exempt customers. The Company collects the sales tax from customers and remits the entire amount to each respective state. The Company’s accounting policy is to exclude the tax collected and remitted to the states from revenue and cost of sales.

Property and Equipment

Property and equipment are recorded at cost if the expenditure exceeds $2,500. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are expensed as incurred. When equipment is retired or sold, the cost and related accumulated depreciation are eliminated from the balance sheet accounts and the resultant gain or loss is reflected in income.

Depreciation is provided using the straight-line method, based on useful lives of the assets which range from three to fifteen years depending on the asset type.

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors.

Fair Value Measurements

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. When fair value measurements are used, valuation techniques should maximize the use of observable inputs and minimize the use of unobservable inputs.

GAAP has established a fair value hierarchy which prioritizes the valuation inputs into three broad levels. Level 1 inputs consist of quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the related asset or liability. Level 3 inputs are unobservable inputs related to the asset or liability.

The Company’s SAFEs are adjusted to fair value each reporting period pursuant to Accounting Standards Codification (“ASC”) 480 and are classified within Level 3 of the fair value hierarchy. The Company’s estimate of fair value is largely based on its expectations related to the likelihood, timing, and manner in which the SAFEs will ultimately be settled. Significant unobservable inputs include an estimate of the underlying fair value of the Company’s Class A Common Stock, which is dependent on assumptions related to projected cash flows of the business, volatility, and expected term.

Income Taxes

The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

The Company has incurred taxable losses since inception but is current in its tax filing obligations. The Company is not presently subject to any income tax audit in any taxing jurisdiction.

F-8

Revenue Recognition

The Company recognizes revenue when a customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services.

To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, the Company performs the following steps: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract and (v) recognize revenue when (or as) the entity satisfies a performance obligation. At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

Revenue from subscription contracts with customers is recognized ratably over the period that commences on the subscription start date and ending on the date the subscription term expires. Revenue from door and video services is generally recognized at the completion of the professional services. Revenue from sales of controllers and recorders is generally recognized at time of delivery.

Basic and Diluted Loss Per Share

The number of shares used to calculate basic and diluted loss per share for the years ended December 31, 2022 and 2021 were as follows:

	2022	2021
Class A Common Stock	73,665,324	52,077,918
Class B Common Stock	6,089,887	3,288,285
Total	79,755,212	55,366,203

In 2022 and 2021, approximately 93.7 million and 77.8 million shares issuable, respectively, upon the exercise of stock options and warrants and from the potential conversion of convertible notes and SAFEs were excluded from the calculation of diluted loss per share because such amounts were antidilutive.

Recent Accounting Pronouncements

ASC 842 requires entities to recognize on the balance sheet the assets and liabilities for the rights and obligations resulting from leases with terms greater than 12 months. ASC 842 also requires additional disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. The new standard is effective for the Company beginning on January 1, 2022 but is not expected to have a significant impact since the Company is not currently a party to any material lease commitments.

F-9

NOTE 3 – CONVERTIBLE NOTES

In previous years the Company issued various convertible notes (the “Notes”) that accrue interest at rates ranging from four to six percent per annum. The balance of the Notes at December 31, 2022 and 2021 was as follows:

	December 31, 2022	December 31, 2021
Principal balance outstanding	$–	$155,000
Estimated fair value of embedded derivative	–	10,085
Total convertible notes and fair value of embedded derivative	–	165,085
Less: convertible notes and embedded derivative classified as current	–	–
Noncurrent convertible notes	$–	$–

Certain Notes provide the holders with a right to convert into equity at a pre-determined discount to market value under certain conditions. Such conditions include a qualified equity financing, election by a majority of noteholders on the maturity date of the associated Notes, or a sale of the Company. This premium that may be received by holders upon conversion of their Notes is a variable share redemption feature that has been accounted for separately at fair value as an embedded derivative.

During 2021, the Company settled Notes with a principal value of approximately $1,346,000, accrued interest of $463,000 and a related embedded derivative value of approximately $303,000 through (i) cash repayments of approximately $1,254,000 and (ii) the issuance of 5,484,429 shares of Class A stock and warrants to purchase 2,754,215 shares of Class A Common Stock at an exercise price of $0.75 per share.

During 2022 the remaining notes were converted to 343,308 shares of Class A stock and warrants to purchase 171,654 shares of Class A Common Stock at an exercise price of $0.75 per share.

NOTE 4 – SAFE INSTRUMENTS

The SAFEs are convertible into shares of stock at a conversion price equal to the lesser of (i) the SAFEs’ principal balance divided by the product of the price per share of stock sold in a qualified equity financing multiplied by 80%, and (ii) the SAFEs’ stated valuation cap divided by the number of fully diluted shares outstanding.

On July 16, 2019, the Company completed a Regulation Crowdfunding offering in which it entered into SAFE agreements (Simple Agreement for Future Equity) with investors for net proceeds $388,340. The SAFE agreements have no interest rate or maturity date. The SAFE agreements are convertible at the option of the Company upon an equity financing of the Company in which $1,000,000 in net proceeds are received into shares of the Common Stock or Preferred Stock of the Company issued in such equity financing. The number of shares the SAFE agreements are convertible into is determined by whichever calculation provides for the greater number of shares between: A) an 80% discount to the pricing in the triggering equity financing; and B) the price implied by a $7,000,000 valuation cap divided by the capitalization of the Company (as defined in the agreements) at the triggering equity financing. As of 12/31/2022 All investors converted into 2,571,886 shares of Class A Common Stock. An additional 51,449 shares of Class A Common Stock were issued to Republic as a part of their fund raising fee.

On November 1, 2019, the Company commenced another Regulation Crowdfunding offering in which it entered into SAFE agreements with investors (the “2020 Reg CF Offering”). The SAFE agreements become convertible into shares of Preferred Stock of the Company (currently none are authorized) issued in a future equity financing of the Company. The number of shares the SAFE agreements are convertible into is determined by whichever calculation provides for the greater number of shares between: A) an 80% discount to the pricing in the triggering equity financing; and B) the price implied by a $10,000,000 valuation cap divided by the capitalization of the Company (as defined in the agreements) at the triggering equity financing. For up to the first $100,000 raised in this offering, investors entered into a SAFE with the same terms, except for a lower valuation cap of $9,000,000. The Company raised $313,482 in net proceeds from the issuance of SAFEs to investors in this offering. As of April 7, 2022, the SAFE agreements have converted into 1,534,901 shares of Class A Common Stock.

F-10

NOTE 5 – SHARE CAPITAL

Securities Offering:

Beginning in 2020, the Company commenced an offering of units that are exempt from registration under Regulation A. Each unit consists of two shares of Class A Common Stock and one warrant to purchase shares of Class A Common Stock. Through August 24, 2021, the purchase price of each unit was $1.00, and the exercise price of each warrant was $0.75 per share.

On August 25, 2021, the Company updated its offering of units that are exempt from registration under Regulation A. Beginning on this date, each unit was offered at a price of $1.20 and the exercise price of the accompanying warrant was increased to $0.90 per share. Issued warrants are immediately exercisable and expire 18 months after their issuance date. No warrants were exercised during 2022 and 2021.

On May 19, 2022 the Company commenced a new offering of units that are exempt from registration under Regulation A. Beginning on this date, each unit was offered at a price of $2.00 and the exercise price of the accompanying warrant was increased to $1.50 per share. Issued warrants are immediately exercisable and expire 18 months after their issuance date.

During 2022 8,328,079 warrants were exercised and 20,099,733 warrants expired. There were 3,257,924 warrants outstanding as of 12/31/2022

Rights of Common Stockholders

Holders of shares of Class A Common Stock are entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Holders of shares of Class B Common Stock are entitled to 20 votes for each share on all matters submitted to a vote of the stockholders, including the election of directors.

Holders of both Class A and Class B Common Stock are entitled to receive dividends, as may be declared from time to time by the Board of Directors out of legally available funds as detailed in the Company’s certificate of incorporation. The Company has never declared or paid cash dividends on any of its capital stock.

In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Company, holders of the Class A Common Stock and Class B Common Stock will be treated equally, identically and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to stockholders of the Company.

Stock-Based Compensation:

The following table summarizes the Company’s stock option activity for the years ended December 31, 2022 and 2021:

	Number of Options	Exercise Price	Weighted-Average Exercise Price
Options outstanding at January 1, 2021	–	$–	$–
Granted	44,314,000	0.004	0.004
Canceled	–
Exercised	(3,300,000)
Options outstanding at December 31, 2021	41,014,000	0.004	0.004
Granted	28,609,999	0.31-0.36	0.311
Canceled	–	–	–
Exercised	(3,366,000	4
Options outstanding at December 31, 2022	66,257,999	0.004-0.36	$0.137

F-11

Granted options are exercisable into shares of the Company’s Class B Common Stock, vest over four years, and expire ten years from the date of grant.

At December 31, 2022, options exercisable into 37,764,854 shares of Class B Common Stock were vested and a total of 20,442,001 shares of Class B Common Stock remained reserved for future grants under the Company’s stock option plan. Unrecognized compensation cost related to outstanding stock options was $3,377,292 at December 31, 2022, and will be recognized in future periods as the related options continue to vest.

The Company estimated the fair value of options granted in February 2020 to be $0.002 and the fair value of options granted in 2022 as $0.16. The fair value of stock option grants is estimated on the date of grant using a Black-Scholes model. The Company lacks company-specific historical and implied volatility information; therefore, it estimates its expected stock volatility based on the historical volatility of its publicly traded peer companies. The expected term of the Company’s common stock options for employees and directors has been determined utilizing the “simplified” method as the Company has insufficient historical experience for options grants overall, rendering existing historical experience irrelevant to expectations for current grants. The expected term of the Company’s common stock options for non-employees is based on the contractual term of the common stock option granted. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. The expected dividend yield is assumed to be 0 percent because the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future. The Company values its common stock by taking into consideration its most recently available valuation of common stock performed by management and the Board of Directors, as well as additional factors which may have changed from the date of the most recent valuation through the grant date.

NOTE 6 – INCOME TAX PROVISION

The Company has incurred a cumulative income tax net operating loss from prior years. Without persuasive evidence that the Company will be able to utilize this net operating loss carryforward in the foreseeable future, the Company has established a full valuation allowance against that deferred tax asset. Accordingly, no net tax provision or tax benefit has been recognized during the years ended December 31, 2022 and 2021.

Deferred income taxes are provided to reflect the future tax consequences or benefits of differences between the tax basis of assets and liabilities and their reported amounts in the financial statements using enacted tax rates. The tax effects of temporary differences and carryforwards that give rise to significant portions of deferred tax assets and liabilities are as follows at December 31:

At December 31, 2022, the Company had federal and state net operating loss (“NOL”) carryforwards of $17,873,000 and $14,189,000, respectively, which are available to offset future federal and state taxable income. If not used, these NOL carryforwards begin to expire in 2034. Approximately $17,003,000 of federal NOL carryforwards are not subject to expiration.

The Company also had federal and California state research and development (“R&D”) credit carryforwards at December 31, 2021 of $261,000 and $140,000, respectively, which are available to offset future federal and state taxable income. The federal R&D credit carryforwards begin to expire in 2039, but the California state R&D credit carryforwards are not subject to expiration. Valuation allowances have been reserved, where necessary.

Utilization of the NOL carryforwards may be subject to an annual limitation due to the ownership percentage change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. This annual limitation may result in the expiration of the NOL carryforwards before utilization.

The Company accounts for uncertain tax positions following the guidance in ASC 740 which prescribes a recognition threshold of more-likely-than-not and a measurement attribute for all tax positions taken or expected to be taken on a tax return in order for those tax positions to be recognized in the financial statements. ASC 740 clarifies the criteria that each tax position must satisfy for some or all of the benefits of that position to be recognized in the Company’s financial statements. At December 31, 2022 and 2021, the Company determined that no liability related to uncertain tax positions was required to be recorded in the financial statements.

F-12

At December 31, 2022 and 2021, the Company had unrecognized tax benefits of $182,000 and $61,000, respectively. The following table summarizes the activity related to the Company’s unrecognized tax benefits:

Balance at December 31, 2021	$61,000
Increases related to prior year tax positions	0
Increases related to current year tax positions	121,000
Balance at December 31, 2022	$182,000

The Company’s tax returns from 2003 through 2022 will remain open for examination by federal and state authorities for three and four years, respectively, from the date of utilization of any NOL carryforwards.

NOTE 7 – COMMITMENTS AND CONTINGENCIES

The Company recently received subpoenas from the U.S. Securities and Exchange Commission, in a matter captioned In the Matter of Certain Reg-A Issuers. The subpoenas seek documents from January 1, 2018 through March 24, 2023. The Company is cooperating with the investigation and intends to produce documents in response to the subpoenas. The Company can offer no assurances as to the outcome of this investigation or its potential effect, if any, on the Company.

The Company is not currently involved in any litigation, and its management is not aware of any pending or threatened legal actions relating to its intellectual property, conduct of its business activities, or otherwise that would have a material adverse effect on the Company's business, results of operations and financial condition."

NOTE 8 – RELATED PARTY TRANSACTIONS

The following transactions occurred between related parties, therefore, there can be no guarantee that the terms, conditions, interest rates or prices were transacted at an arm’s-length rate.

Aircraft Lease

On February 9, 2021 the Company entered into an agreement with Cloud Transport, a company owned 100 percent by Rick Bentley, the Company’s Chief Executive Officer. The agreement is for the dry lease of an aircraft used for company travel for $900 per month (the management fee) and $490 per flight hour with 180 flight hours paid in advance. The term of the lease is from the effective date until 180 flight hours are consumed and the monthly management fee is paid. The Company reached 180 flight hours in 2022, and has elected to not extend the lease.

Issuance of Shares for Notes Receivable

On November 28, 2021, Mr. Bentley exercised options to purchase 3,300,000 shares of Class B Common Stock. On December 3, 2021, the Company loaned to Mr. Bentley $373,158.84 to pay withholding taxes related to the option exercise. The note accrues interest at 2.0% per annum and has a maturity date of December 3, 2022. The note is secured by the 3,300,000 shares of Class B Common Stock – if Mr. Bentley does not repay the note, the Company will receive these shares back. On October 13, 2022, Mr. Bentley entered into an agreement to surrender 1,142,871 shares of his Class B Common Stock to pay off the remaining balance of the loan including interest ($354,289.87), which resulted in this note being repaid in full.

F-13

On October 13, 2022, the Company loaned to Mr. Bentley $185,000 to pay income taxes related to the November 28, 2021 option exercise described in the issuance of equity section. The note accrues interest at 3.4% per annum and has a maturity date of October 13, 2023. The note is secured by 2,157,129 shares of Class B Common Stock Mr. Bentley owns. If Mr. Bentley does not repay the note, the Company will receive these shares back.

Related-Party Notes

In years prior to 2020, the Company issued $29,200 of notes to its Mr. Bentley. On October 31, 2021, Mr. Bentley exchanged $1,000 of this outstanding balance for 2,000 shares of Class A Common Stock and 1,000 warrants to purchase 1,000 shares of Class A Common stock at $0.75 per share. The Company paid the remaining balance in cash and these notes are no longer outstanding at December 31, 2021.

During 2021, the Company settled three convertible notes with Ralph Eschenbach, a former board member, that had a total principal amount of $35,000 and accrued interest of $28,981.64. Mr. Eschenbach exchanged $28,981 of the total outstanding balance of his notes for 57,962 shares of Class A Common Stock and warrants to purchase 28,981 shares of Class A Common Stock with an exercise price of $0.75 per share and received the remaining $35,000.81 in cash. Also during 2021, the Company settled three convertible notes with Elizabeth Fetter, a former board member, that had a total principal amount of $15,000 and accrued interest of $11,106.58. Ms. Fetter exchanged $10,292 of the total outstanding balance of her notes for 20,584 shares of Class A Common Stock and warrants to purchase 10,292 shares of Class A Common Stock with an exercise price of $0.75 per share and received the and received the remaining $15,814.58 in cash. At December 31, 2021, there were no outstanding convertible notes held by Mr. Eschenbach or Ms. Fetter.

NOTE 9 – ACQUISITIONS

Visionful Acquisition

On February 4, 2022, the Company completed the acquisition of substantially all of the assets and assumed certain stated liabilities of Visionful Holding Inc., a Delaware corporation (“Visionful”). The Company, Visionful and the sole stockholder of Visionful entered into an asset purchase agreement dated December 30, 2021, as amended as of February 1, 2022 (the “Purchase Agreement”). The asset acquisition was deemed completed by the parties as of February 1, 2022.

At the closing of the Purchase Agreement (the “Closing”), the Company paid to Visionful (i) $282,662 in cash and, (ii) 293,062 shares of Class A Common Stock.

The Purchase Agreement provided for additional cash and equity payments to Visionful if certain conditions were met. However, those conditions were not met, and as such, the cash and equity payments to Visionful at the Closing comprised only the amounts disclosed above.

Infrastructure Proving Grounds Letter of Intent

On July 8, 2022 the Company completed the acquisition of Infrastructure Proving Grounds (IPG), an internet of things (IoT) cybersecurity company. IPG produces the award-winning GearBox IoT security tool. GearBox combines a durable appliance with simple execution to allow industrial operators the insight they need to secure their infrastructure. GearBox provides cybersecurity and performance metrics to some of the nation's most critical infrastructure including utilities, commercial buildings, healthcare and transportation. The acquisition adds an important new layer of cybersecurity to the Company’s rapidly expanding physical and cybersecurity platform.

The Purchase Agreement has a purchase price of $250,000. In addition, a minimum of 1,125,000 and up to a maximum of 21,250,000 warrants for Class A Common Stock at a strike price of $0.38 per share will vest under this agreement, depending on whether certain performance metrics set forth in the Purchase Agreement are met. 3,750,000 warrants vested upon completion of the acquisition.

NOTE 10 – SUBSEQUENT EVENTS

Management’s Evaluation

Management has evaluated subsequent events through April 14, 2023, the date the financial statements were available to be issued. Based on the foregoing, no additional material events were identified which require adjustment or disclosure in the financial statements.

F-14

PART III

INDEX TO EXHIBITS

The documents listed in the Exhibit Index of this Offering Circular are incorporated by reference or are filed with this Offering Circular, in each case as indicated below.

2.1++	Amended and Restated Certificate of Incorporation

2.2+	Bylaws

3.1#	Form of Warrant

3.2#	Form of Warrant Agreement, by and between the Company and DealMaker Transfer Agent

3.3**	Warrant to Purchase Class A Common Stock of Cloudastructure, Inc. issued to Infrastructure Proving Grounds, Inc.

4#	Form of Subscription Agreement

6.1#	Engagement Agreement with JumpStart Securities dated May 1, 2023.

6.2+	Promissory Note issued by Rick Bentley to the Company dated February 20, 2020 (sole promissory note issued by Rick Bentley)

6.3+	Restricted Stock Purchase Agreement between the Company and Rick Bentley dated February 20, 2020

6.4+	Amended 2014 Stock Option Plan

6.5+++	Rick Bentley Employment Agreement

6.6+++	Gregory Rayzman Employment Agreement

6.7*	Gregory Smitherman Employment Agreement

6.8+++	Lauren O’Brien Employment Agreement

6.9++++	Asset Purchase Agreement dated December 30, 2021 between the Company and Visionful, Inc., as amended

6.10*	Promissory Note and Security Agreement dated December 3, 2021 between the Company and Rick Bentley (as Borrower)
6.11**	Asset Purchase Agreement by and among Cloudastructure, Inc., Infrastructure Proving Grounds, Inc. and its Shareholders. †
6.12^^	Promissory Note Agreement between the Company and Rick Bentley dated October 13, 2022
6.13^^	Stock Surrender Agreement between the Company and Rick Bentley dated October 13, 2022

11#	Auditor’s Consent

12***	Opinion of CrowdCheck Law LLP

13^	Cloudastructure Offering Page (invest.cloudastructure.com)

______________________

#	Filed herewith
*	Incorporated by reference to the Company’s Form 1-A filed with the SEC on January 1, 2022.
**	Incorporated by reference to the Company’s Current Report on Form 1-U filed with the SEC on July 13, 2022.
***	Incorporated by reference to the exhibit filed with the Company’s Form 1-A/A filed with the SEC on May 9, 2023.
+	Incorporated by reference to the exhibit filed with the Company’s Form 1-A filed with the SEC on April 10, 2020
++	Incorporated by reference to the exhibit filed with the Company’s Form 1-A/A filed with the SEC on May 26, 2020.
+++	Incorporated by reference to the exhibit filed with the Company’s Form 1-K filed with the SEC on April 30, 2021.
++++	Incorporated by reference to the exhibit filed with the Company’s Form 1-U filed with the SEC on February 8, 2022
^	Incorporated by reference to the exhibit filed with the Company’s Form 1-A/A filed with the SEC on March 8, 2022.
^^	Incorporated by reference to the exhibit filed with the Company’s Form 1-K filed with the SEC on April, 28 2023.
†	Portions of the exhibit have been omitted.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Miami, State of Florida, on May 18, 2023.

CLOUDASTRUCTURE, INC.

/s/ Rick Bentley
Rick Bentley, Chief Executive Officer
Date: May 18, 2023

The following persons in the capacities and on the dates indicated have signed this Offering Statement.

/s/ Rick Bentley
Rick Bentley, Chief Executive Officer, Director
Date: May 18, 2023

/s/ Gregory Smitherman
Gregory Smitherman, Chief Financial Officer, Principal Financial Officer, Principal Accounting Officer
Date: May 18, 2023

/s/ James McCormick
James McCormick, Director
Date: May 18, 2023

/s/ Ruba Qashu
Ruba Qashu, Director
Date: May 18, 2023

/s/ Jeff Kirby
Jeff Kirby, Director
Date: May 18, 2023

43